AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2010, is by and among NEOSTEM, INC., a Delaware corporation (the “Parent” or “NeoStem”), NBS ACQUISITION COMPANY LLC, a Delaware limited liability company (“Subco”) and PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company (“PCT”).

RECITALS

WHEREAS, PCT and its subsidiaries are engaged in a wide range of services in the stem cell therapy market for the treatment of human disease, including but not limited to contract manufacturing, product and process development, consulting, product characterization and comparability, and storage, distribution, manufacturing and transport of Cell Therapy Products (as heretofore practiced by PCT, the “PCT Business”);

WHEREAS, NeoStem desires to acquire the PCT Business through the merger of Subco with and into PCT, with PCT as the surviving entity (the “Merger”).  Each of the parties has determined that the Merger is consistent with and in furtherance of its respective long-term business strategies and desires to combine their respective businesses and for the Members to have a continuing equity interest in the combined NeoStem/PCT businesses through the ownership of NeoStem securities;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, as consideration in the Merger, NeoStem shall issue to the Members (inclusive of Members holding any membership interests issued upon exercise of any PCT Options or PCT Warrants prior to the Closing) the following:

1.           11,200,000 shares of Parent Common Stock; and

2.           Subject to certain conditions, certain Warrants to purchase an aggregate of up to 3,000,000 shares of Parent Common Stock on terms described herein; and

WHEREAS, the respective Boards of Directors or Managers of NeoStem, Subco and PCT have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions; Interpretations

Section 1.1            Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Members” means Andrew Pecora, Robert Preti, Hackensack University Medical Center, BioScience 2002 LLC, George Goldberger, Marc Beer and Dempsey Gable.

“Agreement” means this Agreement and Plan of Merger.

 “Balance Sheet Date” means June 30, 2010.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, overtime, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, to which any employee or consultant of the PCT Business participates in or is covered under, or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cell Therapy Product” means each of (i) human cells, tissues, and cellular- and tissue- based products as defined under 21 C.F.R. § 1271, specifically, articles, containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion, or transfer into a human recipient, including but not limited to hematopoietic stem/progenitor cells derived from peripheral and cord blood; (ii) human cellular- and tissue-based products PCT produces that are more than minimally manipulated for non-homologous use combined with at least one other article that raises new clinical safety concerns and/or has systemic effect on the metabolic activity of living cells for its primary function and are applicable to the prevention, treatment, or cure of a disease or condition of human beings; (iii) somatic cell-based products that are procured from a donor and intended for manipulation and/or administration as it is defined by the America Association of Blood Banks; and (iv) any definition proscribed by applicable state, local, or other Non-governmental Regulatory Body.

“Charter Members” means Andrew L. Pecora; Robert A. Preti; Hackensack University Medical Center; BioScience 2002 LLC; George S. Goldberger; Harry D. Harper; Andrew A. Jennis; Mark S. Pascal; Richard J. Rosenbluth; and Stanley E. Waintraub.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect.  The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, the PCT Group and any other Person that, together with PCT, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold the Stock Consideration for up to two (2) years after Closing, as further described in Section 8.4.

“Escrow Agent” means Continental Stock Transfer, or any successor thereto acting as escrow agent under the Escrow Agreement.

“Excluded Liabilities” means the following liabilities or obligations of the PCT Group (whether or not relating to the PCT Business, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on or prior to, the Closing Date):

(i)             all liabilities and obligations of any kind existing as of the Closing Date owed or owing by PCT or its Subsidiaries to any Member or any Affiliate of a Member;

(ii)            all liabilities and obligations of any kind existing as of the Closing Date of a nature properly characterized under GAAP as a long-term liability, including all Indebtedness properly characterized under GAAP as a long-term liability, other than the Real Estate Mortgage Loan and the NNJCA Obligation in the amount of up to $3 million;

(iii)           all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any income, sales, use or similar Taxes resulting from the transactions contemplated by this Agreement with respect to any period, other than currently due sales taxes for the second quarter reflected on the June 30, 2010 balance sheet or related to sales after June 30, 2010;

(iv)           all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (a) any violation of any Environmental Law by the PCT Group or any Person or entity acting on behalf of the PCT Group or any Person from or through which the PCT Group acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (b) any violation of any rule, regulation or promulgation of the FDA by the PCT Group or any Person or entity acting on behalf of the PCT Group or any Person from or through which PCT Group acquired title on or prior to the Closing Date, (c) any act, omission, event, condition or circumstance occurring or existing, in connection with the PCT Business or otherwise, as of or prior to the consummation of the Closing relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site, or (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief or (d) any failure to comply with any escheat law;

(v)            all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any Governmental Authority arising out of events, transactions, facts, circumstances, acts or omissions which occurred prior to or on the Closing Date, including, without limitation, personal injury or property damage, product liability or strict liability;

(vi)           all liabilities or obligations of the PCT Group, related to the PCT Business or otherwise, not disclosed in the GAAP Financial Statements (or not arising in the Ordinary Course of PCT's Business after the Balance Sheet Date), of any kind or nature, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date; and

(vii)          all liabilities that PCT, any Subsidiary of PCT and any Member may have with respect to PCT Expenses in excess of $200,000.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“FDA Package” means the FDA and state regulatory filings, approvals, correspondence and audit reports previously sent by PCT to Parent and its counsel.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets.

“Intellectual Property” any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology and (vi) all rights to any of the foregoing pursuant to any Intellectual Property License.

“Intellectual Property License” means (i) any grant to a third Person of any right to use any of the PCT Group Intellectual Property, and (ii) any grant to the PCT Group of a right to use a third-person’s Intellectual Property.

“Knowledge” means the actual knowledge, after due inquiry, of each of the managers and executive officers of PCT, including but not limited to the following individuals (the “Knowledge Group”): Andrew Pecora, Robert Preti, Daryl LaSueur, George Goldberger, Marc Beer, and Dempsey Gable; except when Knowledge refers to the knowledge of NeoStem, the Knowledge Group means Robin Smith, Larry May and Catherine Vaczy.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against PCT or any of its Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to PCT or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind.

“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations, or financial condition of such party and its subsidiaries taken as a whole, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) the announcement or pendency of the transactions contemplated by this Agreement, (c) with respect to PCT, any action taken by PCT at NeoStem’s request or pursuant to this Agreement, (d) acts of war or terrorism, and (e) general economic, political or financial market conditions.

“Member” means an equity holder of PCT.

“NNJCA Obligation” means the working capital loan due to Northern New Jersey Cancer Associates (“NNJCA”) from PCT with a current principal balance of $3,400,000 and which shall have been reduced to a total claim (whether for principal, interest or otherwise) of $3,000,000 immediately prior to Closing.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of PCT’s Business” means the ordinary and usual course of day-to-day operations of the PCT Business through the date hereof consistent with past practice.

“Parent Common Stock” shall mean shares of common stock, par value $0.001 per share, of NeoStem, Inc.

“Parent Per Share Value” shall mean, with respect to Parent Common Stock, the volume weighted average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for the three trading days ending on the trading day that is two days prior to the Closing Date.

“PCT Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by PCT or any of the Subsidiaries or Members in connection with the consummation of the transactions contemplated hereby.

“PCT Expenses” means all costs and expenses incurred by PCT or any Subsidiary in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby or obtaining any requisite consents or approvals of the Agreement or the transactions contemplated hereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees.

“PCT Group” means PCT, each of its Subsidiaries and any other entity that is controlled by PCT or any of its Subsidiaries or under common control (but not Amorcyte, Inc.).  Unless the context expressly indicates to the contrary, each reference herein to the PCT Group constitutes a reference to PCT and each other Person that is part of the PCT Group both conjunctively and disjunctively. Any reference herein to a “Person in the PCT Group” shall be broadly interpreted, and refers to PCT, each of its Subsidiaries and any other entity that is a Person in the PCT Group.

“PCT Group Intellectual Property” means all rights, including but not limited to, rights of ownership and rights under license from any Person, of the PCT Group with respect to any Intellectual Property. Notwithstanding the foregoing, PCT Group Intellectual Property does not include patents owned by Amorcyte, Inc. or one patent owned by Robert Preti, each as described on Schedule 4.15(a).

“PCT Options and PCT Warrants” shall mean (a) all options to acquire equity of PCT issued to former or current employees or consultants of PCT and (b) all other options, warrants or rights or agreements to acquire or commitments to issue the equity of PCT.

“PCT Product” means any product or service offering of the PCT Group or product or service marketed, sold, licensed or distributed by the PCT Group.

“PCT Representative” shall mean Andrew Pecora.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non-governmental regulatory body licenses, certifications or accreditations, such as those from the American Association of Blood Banks (AABB) and the Foundation for the Accreditation of Cellular Therapy (FACT).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent or Subco in connection with the consummation of the transactions contemplated hereby.

“Real Estate Mortgage Loan” means the mortgage loan secured by PCT’s real estate in Allendale, New Jersey with a principal balance of approximately $2.9 million as of July 31, 2010 due to TD Bank.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any entity (a) the accounts of which are required as of the date hereof or as of the Closing Date to be consolidated with those of PCT in PCT’s consolidated financial statements pursuant to GAAP; or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of the date hereof or as of the Closing Date, owned, controlled or held by PCT or one or more Subsidiaries of PCT, and shall include, but not be limited to PCT Allendale LLC, DomaniCell LLC and Athelos Corporation.

“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Person within the PCT Group or any Affiliate of any Person within the PCT Group.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing or is otherwise owned or used by the PCT Group (except that it is understood that the PCT Group does not own customer-owned Technology used by it in the PCT Business).

“Transaction Documents” means Purchaser Documents and PCT Documents.

“Warrants” means collectively any of the following common stock purchase warrants of Parent which may be issued to the Members at the Closing:  the $3.00 Warrants, the $5.00 Warrants and the $7.00 Warrants.

Section 1.2           Other Definitions.  The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
$3.00 Warrants	Section 3.1(b)
$3.00 Warrant Condition	Section 3.1(d)
$5.00 Warrants	Section 3.1(b)
$5.00 Warrant Condition	Section 3.1(e)
$7.00 Warrants	Section 3.1(b)
$7.00 Warrant Condition	Section 3.1(c)
Adjusted Stock Consideration	Section 3.3(b)
Adjusted Closing Working Capital	Section 3.3(c)
Adjusted Closing Working Capital Statement	Section 3.3(c)
Balance Sheet	Section 4.9(a)
Bankruptcy/Equity Exception	Section 4.2
Business Consultant	Section 4.18(b)
Business Employees	Section 4.18(a)
Business Property	Section 4.7(b)
Certificate of Merger	Section 2.2
Closing	Section 2.2
Closing Balance Sheet	Section 3.3(c)
Closing Date	Section 2.2
Collar	Section 3.3(b)
Company Benefit Plan	Section 4.17
Company Disclosure Letter	Article IV - First Paragraph
Company Employees	Section 4.17
Competitive Business	Section 6.6(a)
Confidential Information	Section 6.6(b)
Control	Section 1.1, Definition of “Affiliate”
Copyrights	Section 1.1, Definition of “Intellectual Property”
Damages	Section 8.2(a)
DLLCA	Section 2.1
Effective Time	Section 2.2
EisnerAmper	Section 4.9(a)
Employee Claims	Section 3.6(a)
Escrow Agreement	Section 3.2
Escrow Period	Section 8.4(a)
Exchange Act	Section 4.27
Exchange	Section 7.1(f)
Fair Market Value	Section 8.4(b)
Final Submission	Section 2.5(b)(iii)
FINRA	Section 4.28
GAAP Financial Statements	Section 4.9(a)
Indemnified Party	Section 8.2(c)
Indemnifying Party	Section 8.2(c)
Key Employees	Section 7.2(i)

Leased Property	Section 4.7(a)
Lock-Up Member	Section 4.11(c)
Marks	Section 1.1, Definition of “Intellectual Property”
Merger	Second Recital
Material Contracts	Section 4.16(a)
Multiemployer Plan	Section 4.17(b)
NBS Acquisition Proposal	Section 6.5(b)
NeoStem	Opening Paragraph
NeoStem Meeting	Section 4.27
Net Lost Agreements	Section 3.3(h)
NNJCA	Section 1.1; Definition of NNJCA Obligation
Off-The-Shelf Software	Section 4.15(f)
Owned Property	Section 4.7(a)
Parent	Opening Paragraph
Parent Indemnified Parties	Section 8.2(a)
Parent Notice	Section 8.4(b)
Patents	Section 1.1, Definition of “Intellectual Property”
PCT	Opening Paragraph
PCT Acquisition Proposal	Section 6.5(a)
PCT Business	First Recital
PCT Claims	Section 6.10(a)
PCT Indemnified Parties	Section 8.2(b)
PCT LLC Agreement	Section 4.11(b)
PCT Meeting	Section 4.27
PCT Permits	Section 4.20(b)
Percentage Certification	Section 3.4(b)
Person In the PCT Group	Section 1.1; Definition of “PCT Group”
Prospectus/Joint Proxy Statement	Section 4.27
Real Property	Section 4.7
Registration Statement	Section 4.27
Related Persons	Section 4.22(a)
SEC	Section 4.2
Securities Act	Section 4.09(e)
Service Provider	Section 4.18(e)
Stock Consideration	Section 3.1(b)
Subco	Opening Paragraph
Supplemental Financial Information	Section 6.3(e)
Survival Period	Section 8.1(a)
Surviving Company	Section 2.1
Target Working Capital	Section 3.3(b)
Termination Date	Section 8.4(a)
Threshold	Section 8.2(d)
Trade Secrets	Section 1.1, Definition of “Intellectual Property”
Valuation Report	Section 6.2(b)
Voting Agreement	Section 4.11(c)

Section 1.3           Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

The Merger

Section 2.1           The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Subco shall be merged with and into PCT at the Effective Time.  As a result of the Merger, the separate existence of Subco shall cease and PCT shall continue its existence under the laws of the State of Delaware as a wholly-owned Subsidiary of NeoStem.  PCT, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Section 2.2           Effective Time.  The parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by Section 18-209 of DLLCA and executed in accordance with the DLLCA.  The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State, which filing shall occur on the Closing Date, or at such later time as shall be agreed upon by NeoStem and PCT and specified in the Certificate of Merger.  Prior to the filing referred to in this Section 2.2, a closing (the “Closing”) shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five Business Days) following the date upon which all conditions set forth in Article VII hereof have been satisfied or waived, or at such other date as NeoStem and PCT may agree, provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date.  The date on which the Closing takes place is referred to herein as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

Section 2.3           Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in Section 18-209(g) of the DLLCA.

Section 2.4           Certificate of Formation and Operating Agreement.  At the Effective Time, (i) the certificate of formation of the Surviving Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of formation of PCT (with any modifications reasonably requested by Parent), and (ii) the limited liability company agreement of Subco in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company; in each case until amended in accordance with applicable law.  All obligations of the Members of PCT under the Operating Agreement, including obligations to PCT with respect to confidentiality and competition, to the extent applicable to any Member, shall remain in full force and effect for the time periods set forth in the Operating Agreement for the continued benefit of the Surviving Company, and no release from those obligations is intended by reason of the Merger.

Section 2.5           Managers and Officers of the Surviving Company.  From and after the Effective Time, individuals designated by NeoStem prior to the Effective Time shall be the officers and managers of the Surviving Company, in each case until their respective successors are duly elected and qualified.  On or prior to the Closing Date, PCT shall deliver to NeoStem a written resignation, in form and substance satisfactory to NeoStem, from each manager and officer of PCT, effective as of the Effective Time.

ARTICLE III

Conversion and Distribution of Securities

Section 3.1          Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of NeoStem, Subco or PCT or their respective stockholders or members, as the case may be:

(a)          Each membership interest of Subco issued and outstanding immediately prior to the Effective Time shall be converted into a membership interest of the Surviving Company.  Such membership interests shall thereafter constitute all of the issued and outstanding equity of the Surviving Company, so that NeoStem shall own all of the membership interests in, and equity of, the Surviving Company.

(b)          Subject to the other provisions of this Article III, all of the membership interests of PCT issued and outstanding immediately prior to the Effective Time (inclusive of any PCT Membership Interest issued upon exercise of any PCT Options or Warrants) shall be cancelled and converted into the right to receive in the aggregate the following securities of NeoStem:

(i)             11,200,000 shares of Parent Common Stock, adjusted as set forth in Section 3.3 (the “Stock Consideration”), and

(ii)            Subject to satisfaction of certain conditions described below, (x) common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock over a seven year period at an exercise price of $3.00 per share (the “$3.00 Warrants”), (y) common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which vest only if the $7.00 Warrant Condition is satisfied within three (3) years of the Closing Date, and (z) common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants”).

(c)          Exercise of the $7.00 Warrants shall be subject to a performance condition such that the $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least 3 years and in the reasonable judgment of Parent’s Board of Directors the manufacturing contracts will be profitable each year during the term of such contracts in accordance with GAAP (the “$7.00 Warrant Condition”).

(d)           Issuance of the $3.00 Warrants will not be required nor occur, and all references to the $3.00 Warrants shall be deemed to be eliminated from this Agreement, if the Parent Per Share Value is $2.50 or greater (the “$3.00 Warrant Condition”).

(e)           Issuance of the $5.00 Warrants will not be required nor occur, and all references to the $5.00 Warrants shall be deemed eliminated from this Agreement, if the Parent Per Share Value is $1.70 or greater (the “$5.00 Warrant Condition”).

(f)            Transfer of any shares issued upon exercise of the Warrants will be restricted until the date one year after the Closing Date pursuant to the terms of the Warrants.  The $7.00 Warrants will vest only if and after the $7.00 Warrant Condition is satisfied.  The Warrants otherwise shall be on customary terms for Parent common stock purchase warrants as set forth in Exhibit C.

(g)           PCT covenants that, prior to the Closing Date, it will cause all PCT Options and PCT Warrants to have been cancelled or exercised, without liability to PCT or Parent, so that no amounts will be due to holders of PCT Options and PCT Warrants unless they exercise such instruments prior to Closing and receive their portion of the Stock Considerations and Warrants as a Member of PCT.

Section 3.2           Payments by the Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, the Parent shall cause its transfer agent to issue the Stock Consideration in the name of the Escrow Agent, as agent for the Members, and to deliver the Stock Consideration to the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form and substance of the escrow agreement annexed hereto as Exhibit B, subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by the Parent and PCT (such acceptance not to be unreasonably denied) (as so modified, the “Escrow Agreement”).  The stock certificates representing such shares of Parent Common Stock shall bear restrictive legends as set forth in the Escrow Agreement.  Parent also shall issue the Warrants in the name of the Members.  The Escrow Agreement shall prohibit transfers of interests in the Escrow Account or any of the Stock Consideration, directly or indirectly, until released from the Escrow Account.

Section 3.3            Adjustment to Total Consideration.

(a)           At Closing, PCT shall provide the Parent with an estimated balance sheet of PCT’s Business as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Adjusted Closing Working Capital (as defined in Section 3.3(c) below), derived from the Estimated Closing Balance Sheet (the “Estimated Adjusted Closing Working Capital”).  The Estimated Closing Balance Sheet shall reflect all payments required to be made by PCT on or as of the Closing Date (including, without limitation, the PCT Expenses).

(b)           If the Estimated Adjusted Closing Working Capital is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”) , the Stock Consideration payable at Closing will be decreased by the amount by which the Estimated Adjusted Closing Working Capital is less than the Target Working Capital minus the Collar.  The decrease will reduce the Stock Consideration on a dollar for dollar basis, with each Share of Stock Consideration valued at the Parent Per Share Value.  The “Target Working Capital” shall be $105,593, exclusive of at least $353,860 of restricted cash securing the Mortgage (which restricted cash must also be available to the Surviving Company at Closing) and inclusive of $392,192 of deferred financing costs.  The term “Adjusted Stock Consideration”, as used in Section 3.3, shall mean the Stock Consideration as decreased (if at all) by this Section 3.3.

(c)           The Adjusted Stock Consideration shall be further adjusted as provided herein after the Closing to reflect the difference, if any, between the Adjusted Closing Working Capital determined pursuant to this Section 3.3(c) and the Estimated Adjusted Closing Working Capital.  “Adjusted Closing Working Capital” means the Current Assets of PCT’s Business (including cash, cash equivalents, prepaid expenses and other current assets, and accounts receivable but, for these purposes, not including the $353,860 of restricted cash or deferred project costs) less the sum of the Current Liabilities of the Business (but not included, for these purposes, the following line items: current maturity of long-term debt, borrowings under line of credit-related party, due to Amorcyte, Inc. and deferred revenues).  Except as otherwise specified in the definition, each of the elements of Adjusted Closing Working Capital shall be determined as of the close of business on the Closing Date and in accordance with GAAP applied consistently with the GAAP Financial Statements (except that no fair value adjustment required by acquisition accounting shall be made to any of PCT’s assets or liabilities and for the purposes of this calculation the above referred to deferred financing costs at Closing shall remain at $392,192 irrespective of the amortization of deferred financing costs or cancellation of the warrants) and reflect all payments required to be made by PCT on or as of the Closing Date (including, without limitation, the PCT Expenses). Within sixty (60) calendar days following the Closing Date, the Parent shall deliver to the PCT Representative a balance sheet of PCT’s Business as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement setting forth the Adjusted Closing Working Capital derived from the Closing Balance Sheet (the “Adjusted Closing Working Capital Statement”).  To the extent the Parent fails to deliver the Closing Balance Sheet to the PCT Representative within such sixty (60) day period, then the Estimated Closing Balance Sheet shall be final, conclusive and binding on upon all parties.

(d)           The Closing Balance Sheet and the Adjusted Closing Working Capital Statement (and the computation of the Adjusted Closing Working Capital indicated thereon) delivered by the Parent to the PCT Representative shall be conclusive and binding upon the parties unless the PCT Representative, within thirty (30) calendar days after receipt by the PCT Representative of the Closing Balance Sheet and the Adjusted Closing Working Capital Statement, notifies the Parent in writing that the PCT Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the Adjusted Closing Working Capital Statement (and the computation of Adjusted Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving any and all such disputes within twenty (20) calendar days after notice is given by the PCT Representative to the Parent pursuant to the second preceding sentence, the parties shall, within twenty (20) days thereafter, jointly select and engage an independent accounting firm (other than the Parent’s or the PCT Representative’s accounting firm) (the “Firm”) to resolve any remaining disputes regarding the Closing Balance Sheet and the Adjusted Closing Working Capital Statement.  Promptly, but no later than twenty (20) calendar days after acceptance of its appointment as the Firm, the Firm shall determine (it being understood that in making such determination, the Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Parent and the PCT Representative, each containing a computation of Adjusted Closing Working Capital (the final submission made by the Parent and the PCT Representative to the Firm being referred to herein as such Party’s “Final Submission”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the Adjusted Closing Working Capital.  Such written report shall be conclusive and binding on the parties.  All proceedings conducted by the Firm shall take place in New York, New York.  In resolving any disputed item, the Firm (x) shall be bound by the provisions of this Section 3.3(d) and (y) may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The fees, costs and expenses of the Firm shall be borne solely by the Party whose calculation of Adjusted Closing Working Capital, as reflected in such Party’s Final Submission, is furthest in amount, whether positive or negative, from the amount of Adjusted Closing Working Capital as determined by the Firm.

(e)           Upon final determination of the Adjusted Closing Working Capital as provided in Section 3.3(d), if the Adjusted Closing Working Capital is less than the Estimated Adjusted Closing Working Capital, the Adjusted Stock Consideration shall be further decreased by the lesser of (i)  the excess of the Estimated Adjusted Closing Working Capital over the Adjusted Closing Working Capital or (ii) the excess of (x) the Target Working Capital minus the collar over (y) the Adjusted Closing Working Capital.  Parent shall direct the Escrow Agent to return to Parent, within five (5) Business Days of such determination, Shares of Parent Stock representing such amount with each Share of stock valued at the Parent Per Share Value as of the payment date.

(f)            Upon final determination of the Adjusted Closing Working Capital as provided in Section 3.3(d), if the Adjusted Closing Working Capital is greater than the Estimated Adjusted Closing Working Capital, the Adjusted Stock Consideration shall be increased by the lesser of (x) the excess of the Adjusted Closing Working Capital over the Estimated Adjusted Closing Working Capital and (y) the dollar amount of the adjustment to the Adjusted Stock Consideration made pursuant to paragraph (b) above (and in any case limited so that the Stock Consideration may never exceed 11.2 million shares).  Parent shall, within five (5) Business Days of such determination, return to the Escrow Agent Shares of Parent Stock representing such amount with each Share of stock valued at the Parent Per Share Value as of the payment date.

(g)           PCT undertakes and covenants to make all payments required in the Ordinary Course of PCT’s Business through the Closing Date, including the payment of all accounts payable, the payment of $400,000 to NNJCA and other obligations, when due.  It is understood that payment in the Ordinary Course of PCT’s Business would not require payment prior to the Closing Date of (i) accounts payable which are less than 60 days past due as of the Closing Date, and (ii) accounts payable which are currently in dispute and listed on Schedule 3.3(g); provided, however, that all expenses of PCT (including those that might be less than 60 days past due at Closing) have been accounted for in the Working Capital Adjustment.  The Surviving Company will obtain the benefit of all cash and accounts receivable of PCT (including without limitation, approximately $353,860 held in escrow with TD Bank and all amounts in PCT’s operating accounts), and will be responsible for all PCT accounts payable incurred in the Ordinary Course of PCT’s Business subject to Article VIII.

(h)           Schedule 3.3(h) lists all material service agreements to which PCT is currently a party.  The Stock Consideration shall be reduced (and not increased) by an amount equal to the product of 250,000 shares of Parent Common Stock multiplied by the Net Lost Agreements.  "Net Lost Agreements" means a number (not less than zero) equal to (i) the number of material service agreements listed on Schedule 3.3(h) which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date hereof and the Closing Date.

Section 3.4           Distributions; Exchange Ratio; Fractional Shares; Adjustments.

(a)           Pursuant to the Voting Agreement, dated as of the date hereof, the Lock-Up Members have irrevocably agreed to vote in favor of the Merger, the Merger Agreement and the Escrow Agreement and agreed to certain transfer restrictions with respect to their membership interests in the Company prior to the Effective Time.

(b)           Each Member shall receive, for its membership interest in PCT, a percentage of the Adjusted Stock Consideration and Warrants equal to its membership percentage interest.  At the Closing, PCT shall deliver to the Parent and the Escrow Agent a certification from Andrew Pecora and Robert Preti with respect to each Member’s membership percentage interests, which certification shall be conclusive and binding on the Members (the “Percentage Certification”).

(c)           No certificates for fractional shares of Parent Common Stock or Warrants to purchase fractional shares of Parent Common Stock shall be issued.  In lieu of any fractional shares or Warrants to purchase a fractional share to which the Members would otherwise be entitled as a result of the distributions provided for herein or in the Escrow Agreement based on the Percentage Certification, all stock issuances of Parent Common Stock or Warrant amounts shall be rounded up or down to the nearest whole share, so that no more than the whole number of shares represented by the Adjusted Stock Consideration and no more than 1,000,000 Warrants of each class shall ever be issued.

(d)           In the event that, subsequent to the date hereof and prior to the Effective Time, NeoStem shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Adjusted Stock Consideration and Warrants shall be proportionately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

Section 3.5          Delivery of Certificates to Escrow Agent.  Promptly following the Effective Time, NeoStem shall deposit with the Escrow Agent, for distribution in accordance with the Escrow Agreement, certificates representing 11,200,000 shares of the Parent Common Stock in the name of the Escrow Agent for eventual distribution to the Members consistent with the Escrow Agreement.  So long as any shares of Parent Common Stock are held in escrow, the Escrow Agreement shall provide that the shares of Parent Common Stock be voted on any matter presented to the shareholders of NeoStem by the Escrow Agent as directed by the Board of Directors of NeoStem.

Section 3.6           Document Deliveries at the Closing.

(a)          Document Deliveries by PCT and the Members.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, PCT, the other Persons in the PCT Group and/or the Members, as the case may be, shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:

(i)             The Certificate of Merger.

(ii)            PCT shall cause its counsel, Epstein Becker, to deliver to Parent and Subco an opinion of counsel, in the form and substance of the opinion letter annexed hereto as Exhibit D, which shall be dated as of the Closing Date.

(iii)           PCT shall execute and deliver to Parent and Subco a certificate of amendment to PCT’s certificate of formation, if requested by Parent.

(iv)           PCT shall execute and deliver to Parent and Subco a certificate, in form reasonably satisfactory to the Parent, stating that each of the conditions set forth in Section 7.2(a), (b) and (c) has been satisfied.

(v)            PCT shall deliver to Parent and Subco evidence of the termination, without any liability to PCT, Parent or the Surviving Company, of (x) the employment agreements with key Employees (other than those consented to by Parent on or at after the date hereof, and (y) those other employment agreements set forth on Schedule 4.16(a), and (z) all options, warrants and other rights to acquire equity of PCT, effective on or prior to the Closing Date, in form and substance reasonably satisfactory to the Parent.

(vi)           PCT shall deliver releases, in form and substance satisfactory to the Parent, duly executed by each of the Key Employees, other officers and Affiliated Members of PCT, which unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, PCT, PCT’s Subsidiaries and each of their past and present members, directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to PCT or any of its Subsidiaries on or prior to the Closing (collectively, “Employee Claims”), including without limitation any and all Employee Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with PCT or any of its Subsidiaries entered into or established prior to the Closing, including any equity purchase agreements, employment agreements or compensation arrangements.

(vii)          PCT shall deliver (x) all Permits relating to, or necessary to the conduct of, the PCT Business by the Surviving Company and proof reasonably satisfactory to Parent of their continuing validity and (y) proof reasonably satisfactory to Parent that no modification or assignment of any Material Contract is required by virtue of the Merger (or an appropriate executed assignment or modification).

(viii)         PCT shall execute and shall cause the PCT Representative to execute the Escrow Agreement and deliver it to Parent and the Escrow Agent.

(ix)            PCT shall deliver to Parent forms of letters of transmittal to be sent to the Members as soon as practical after the Closing.  The letters of transmittal will provide that each Member, as a condition to receipt of its pro rata portion of the Warrants and the Adjusted Stock Consideration, shall execute and deliver to the Parent a letter of transmittal (a) providing the Parent and its transfer agent with its address, tax identification number and other information reasonably requested, (b) releasing PCT and the Parent from all claims other than claims pursuant to this Agreement, and (c) acknowledging that their shares of Parent Common Stock are subject to the Escrow Agreement and the appointment of the PCT Representative.  If any Member has not delivered an acceptable letter of transmittal to the Parent within two (2) years after the Closing Date (i.e. upon the date when all shares of Parent Common Stock would be released by the Escrow Agent unless held for then pending disputes), the Escrow Agent may be directed by the Parent and the PCT Representative to return such shares to Parent for cancellation.

(x)             PCT shall deliver to Parent an affidavit of non-foreign status of PCT dated as of the Closing Date that complies with section 1445 of the Code.

(b)          Document Deliveries by Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Parent and Subco shall execute and deliver the following documents at or prior to the Closing:

(i)             Parent and Subco shall execute and deliver to PCT a certificate, in form reasonably satisfactory to PCT, stating that each of the conditions set forth in Section 7.3(a) has been satisfied.

(ii)            Parent shall execute and deliver the Escrow Agreement to PCT and the Escrow Agent.

Section 3.7           Allocation of the Consideration. Following the Closing, the Parent shall determine the final tax allocation of the Adjusted Stock Consideration and Warrants and shall provide the PCT Representative with such tax allocation.  The PCT Representative shall have the opportunity to review and evaluate such allocation.  Unless the PCT Representative reasonably objects to such allocation, the Parent and the PCT Representative agree that such tax allocation will be binding on all parties for federal income tax purposes in connection with the Merger and will be consistently reflected by each party on its respective income Tax Returns.  The Parent and PCT agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.  In the event the PCT Representative reasonably objects to such allocation, the Parent shall engage a third party accounting firm, which is reasonably acceptable to the PCT Representative to provide advice on the tax allocation.  Such allocation will then be binding on all parties.

Section 3.8            Insurance.  Prior to Closing, PCT shall cause the Parent to be named as an additional insured on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to the Parent) and/or purchase such new or amended insurance coverages as are acceptable to Parent in its reasonable discretion after discussions with its insurance agents.

ARTICLE IV

Representations and Warranties of PCT

Except as set forth in the correspondingly numbered section of the disclosure schedule delivered by PCT to the Parent and Subco prior to the execution of this Agreement (the “Company Disclosure Letter”), PCT represents and warrants to the Parent and Subco as follows (after review by each member of the Knowledge Group):

Section 4.1           Organization, Good Standing and Qualification. PCT and each of its Subsidiaries is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of its respective state of formation, with full power and authority to own or lease its property and assets and to carry on the PCT Business as presently conducted, and is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Schedule 4.1 lists each jurisdiction in which PCT and each Subsidiary is so qualified.  The only Subsidiaries of PCT are PCT Allendale, DomaniCell and Athelos Corporation.

Section 4.2           Authorization.  PCT has full power and authority to execute and deliver this Agreement.  PCT has full power and authority to execute and deliver each other PCT Document to be executed by it, and to consummate the transactions contemplated by the PCT Documents.  The execution, delivery and performance by PCT of this Agreement and the execution, delivery and performance by PCT of the other PCT Documents to be executed by PCT have been duly authorized by all necessary action on behalf of PCT. This Agreement has been, and each other PCT Document will be at or prior to the Closing, duly executed and delivered by PCT and, if applicable, the appropriate Subsidiaries or Members, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other PCT Document when so executed and delivered will constitute, the legal, valid and binding obligation of PCT and, if applicable, its Subsidiaries and Members, enforceable against PCT and, if applicable, its Subsidiary and Members in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy/Equity Exception”).  The Members executing the Voting Agreement own over 51% of the Membership Interests of PCT, have the authority to grant all consents of Members required with respect to this Agreement and will grant such consents at the PCT Special Meeting pursuant to the Voting Agreement.

Section 4.3           Non-contravention.  Neither the execution or delivery by PCT and, if applicable, the Subsidiaries or any Members, of this Agreement nor the other PCT Documents referred to herein nor the performance by PCT or, if applicable, the Subsidiaries or any Members of their obligations hereunder and thereunder will (i) contravene any provision contained in the certificate of formation, PCT LLC Agreement or other organizational documents of PCT or any Subsidiary, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Material Contract or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any entity within the PCT Group or any of the Members is a party or by which any entity within the PCT Group or any of the Members is bound or to which any of the assets or properties of any entity within the PCT Group are subject, (iii) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of any entity within the PCT Group, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Person in the PCT Group (except where the result of such acceleration would not cause a Material Adverse Effect).

Section 4.4           No Consents.  Except as set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other PCT Document or the consummation of the transactions contemplated hereby or thereby by PCT or, to the extent applicable, the Members, except for the Proxy Statement/Prospectus to be filed with the SEC on Form S-4.

Section 4.5           PCT Assets.  PCT has good title to, or leasehold interest in, all properties and assets (real, personal or mixed, tangible or intangible) which are used or held for use in the conduct of the PCT Business.  No third party (including any Affiliate of PCT other than the Subsidiaries) owns or has any interest by lease, license or otherwise in any of assets.

Section 4.6           Personal Property.  PCT has delivered to the Parent true, correct and complete copies of the all leases of personal property used in the PCT Business, together with all amendments, modifications or supplements thereto.  Each of such leases is in full force and effect and none of the Persons in the PCT Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Persons in the PCT Group under any of such leases and, to the Knowledge of PCT, no other party is in default thereof.  All material items of personal property used in the PCT Business are in good operating condition and fit for operation in the Ordinary Course of PCT’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

Section 4.7            Real Property.

(a)           Schedule 4.7 sets forth a true, correct and complete list of all real property and interests in real property owned in fee by the PCT Group (an “Owned Property”) or leased by the PCT Group (a “Leased Property”) and used, held for use or intended to be used primarily in the operation or conduct of the PCT Business, and identifies the landlord of any Leased Property and any material reciprocal easement or operating agreements of PCT relating and/or beneficial thereto.

(b)           The applicable Person in the PCT Group has good and marketable fee title to all Owned Property or a valid leasehold interest in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Business Property”), in each case free and clear of all Liens, except (i) the Real Estate Mortgage Loan, (ii) easements, covenants, rights of way and other similar restrictions of record, (iii) any conditions that may be shown by a current, accurate American Land Title Association survey or physical inspection of any Business Property made prior to Closing and (iv) zoning, building and other similar restrictions.  None of the items set forth in clauses (ii), (iii) or (iv) above, individually or in the aggregate, could reasonably be expected materially to impair the continued use and operation of the property to which they relate in the conduct of the Business as presently conducted.

(c)           There (i) is adequate access between each Business Property and public roads, and there are no pending or, to PCT’s Knowledge, threatened Legal Proceedings that could have the effect of impairing or restricting such access, (ii) are sufficient parking spaces on each Business Property to comply with all applicable provisions of any agreements to which such Business Property is subject, local zoning requirements and all other Applicable Laws, (iii) are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon each Business Property, no significant repairs thereof are required, and all periodic maintenance has been done and is being done consistent with commercially reasonable maintenance standards for real property of similar size and age in the vicinity of such Business Property.

(d)           PCT has made available to Parent true, legible and complete copies of all title insurance policies, title reports, surveys, certificates of occupancy, appraisals, permits, Liens, title documents, leases and other documents relating to or otherwise affecting each Business Property which are in the possession of PCT.  The copies of the leases to all Leased Properties provided by PCT are correct and complete in all material respects, and no oral understandings exist with respect to any Leased Property not reflected in the written materials supplied by PCT.  The leases to all Leased Properties, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing, are valid and in full force and effect, without default (or event which with notice or passage of time or both would constitute a default) on the part of PCT or to its Knowledge any other party to such leases.  PCT is in peaceful and undisturbed possession of the respective Business Property, and has no Knowledge of any contractual or legal restrictions that preclude or restrict in any material way the ability to use any Business Property for the purposes for which it is currently being used.  No Person other than PCT has any right to the use, occupancy or enjoyment of any Business Property or any portion thereof.  To PCT’s Knowledge, there are no material defects and there are no adverse physical conditions affecting any Business Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of any Business Property that materially interfere with the use of such Business Property for the purposes for which it is currently being used.  To PCT's Knowledge, there is no material violation of any Applicable Law (including any building, planning or zoning Law) relating to any Business Property materially affecting the current use or operation of the Business.  All Business Property is in material compliance with all applicable deed restrictions and covenants and all applicable building, zoning, subdivision, health, safety and other laws, including the Americans with Disabilities Act and the Occupational Safety and Health Act, and no Person in the PCT Group has received notification of any alleged violation.

(e)           All brokerage commissions and other similar compensation and fees payable in connection with any Business Property have been paid in full by PCT and no additional brokerage commissions or other similar compensation and fees are or will be due in the future thereunder.  Since January 1, 2009, PCT has not exercised or given any notice of exercise of any option or right pertaining to the purchase, expansion, renewal, extension, termination or relocation of any Leased Properties.  All leases for Leased Properties will continue to be legal, binding, and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms in effect immediately prior to the Closing Date.

(f)            Neither the whole nor any portion of any Business Property is subject to any governmental decree or order to be sold nor have any Legal Proceedings for the condemnation, expropriation or other taking of all or any portion of any Business Property been instituted or, to PCT's Knowledge, threatened by any Governmental Entity, with our without payment therefor.

(g)           Each Business Property is occupied under a valid and current certificate of occupancy or similar permit and, to PCT’s Knowledge, there are no facts that would prevent such Business Property from continuing to be occupied and used by the PCT Group after the Closing in the same manner as occupied and used by the PCT Group immediately prior to the Closing.

(h)           To PCT’s Knowledge, no improvements on any Owned Property and none of the current uses and conditions thereof violate in any material respect any Liens, applicable deed restriction or other applicable covenant, restriction, contract, existing site plan approval, zoning or subdivision regulation or urban redevelopment plan as modified by any duly issued variances.

(i)            All buildings, improvements and facilities located on each Business Property are supplied with utilities and other services necessary for the operation thereof (including, but not limited to, gas, electricity, water, sanitary sewer and storm sewer) and all of such services are in all material respects adequate for the current use or operation of the Business.

(j)            All real estate Taxes for which any Person in the PCT Group is responsible with respect to any Business Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

(k)           The sole asset of PCT Allendale is the Owned Property in Allendale, New Jersey.

Section 4.8           Absence of Questionable Payments.  No Person in the PCT Group nor any Affiliate, director, officer, manager, member, partner, employee, agent, representative or other Person acting on behalf of the PCT Group has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.9           Financial Statements; Books and Records; Accounts Receivable; Funded Indebtedness.

(a)           Attached as Schedule 4.9(a) is (i) a true and complete copy of PCT’s unaudited consolidated balance sheet as of June 30, 2010 (the “Balance Sheet Date”) and June 30, 2009 and the related unaudited consolidated statements of operations, changes in member’s deficit and cash flows for the six month periods then ended and (ii) a true and complete copy of PCT’s audited balance sheet as of December 31, 2009 and December 31, 2008 and the related audited statements of operations, changes in member’s deficit and cash flows for each of the years ended December 31, 2007, December 31, 2008 and December 31, 2009, prepared in accordance with GAAP, together with the report of EisnerAmper LLP ("EisnerAmper"), which has served as PCT’s auditors since the audit of its 2007 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”).   The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of PCT, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of PCT as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year end adjustments that are not material either individually or in the aggregate and the absence of footnotes).  The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto).  The GAAP Financial Statements are in form appropriate for filing with the Securities and Exchange Commission.

(b)           All books, records and accounts of the PCT Group are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c)           Schedule 4.9(c) sets forth a true and complete listing of all of the PCT Group’s Accounts Receivable as of last day of the most recently completed calendar month and an aging schedule reflecting the aggregate amount of all such Accounts Receivable outstanding (i) 30 days or less, (ii) more than 30 days but not more than 60 days, (iii) more than 60 days but not more than 90 days, and (iv) more than 90 days.  All of the PCT Group’s Accounts Receivable have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties and to PCT’s Knowledge are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established in accordance with GAAP in preparing the GAAP Financial Statements) and have been billed in the Ordinary Course of PCT’s Business.  PCT is not guaranteeing collection of the Accounts Receivable.

(d)           Neither PCT nor any of its Subsidiaries has any funded Indebtedness other than Indebtedness being satisfied in full at Closing (or shortly thereafter with respect to up to $3 million due to NNJCA) and the Real Estate Mortgage Loan.  The Merger will not cause the Real Estate Mortgage Loan to be taxable or violate any rules or regulations of the New Jersey Economic Development Authority.

(e)           EisnerAmper who has certified PCT’s GAAP Financial Statements and related schedules is an independent registered public accounting firm with respect to PCT as required by the Securities Act of 1933 (the "Securities Act") and the Rules and Regulations and the Public Company Accounting Oversight Board (United States).

(f)            There are no relationships or services, or any other factors that may affect the objectivity and independence of EisnerAmper, PCT’s auditors, under applicable auditing standards. EisnerAmper has not performed any non-audit services for any Person in the PCT Group since the Balance Sheet Date.

Section 4.10         Internal Control over Financial Reporting.  PCT maintains a system of internal control over financial reporting that is reasonably designed to ensure (i) that PCT maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Managers and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of PCT’s assets that would have a material effect on PCT’s consolidated financial statements.  PCT maintains disclosure controls and procedures which are designed to ensure that all material information concerning the PCT Group is made known on a timely basis to the individuals responsible for the preparation of its financial statements.  Neither PCT nor EisnerAmper has identified any material weaknesses or significant deficiencies in the design or operation of PCT’s internal control over financial reporting or its disclosure controls and procedures.

Section 4.11          Capitalization; Votes.

(a)           The authorized and outstanding equity interests of PCT are set forth in Schedule 4.11(a).  No other capital stock or other equity interests of PCT is authorized, issued or outstanding.  All equity interests outstanding are duly authorized, validly issued, fully paid and non-assessable.  None of the holders of outstanding equity interests of PCT have rescission or pre-emptive rights. Except as set forth on Schedule 4.11(a), none of the equity interests issued by PCT were issued in violation of any registration requirements under federal or state securities laws.  Except as set forth on Schedule 4.11(a), there are no options, warrants, or other rights, agreements, arrangements, or commitments to which PCT or any member or other equity holder of PCT is a party or by which any such party is bound obligating PCT or the member or equity holder of PCT to grant, issue, or sell any capital stock or any other equity interest in PCT.  All such options, warrants and other rights may be cancelled effective as of the Closing Date by PCT without cost to PCT or Parent.

(b)           Except for the Limited Liability Company Agreement of PCT dated as of October 7, 2004 (the “PCT LLC Agreement”), there are no voting trusts or other agreements or understandings to which any of the Members or other equity holders of PCT or PCT is a party with respect to the voting of the equity interests of PCT.

(c)           This Agreement and the Merger have been unanimously approved by PCT’s Board of Managers, who have recommended that it be approved by the Members.  Members of PCT representing a majority of the outstanding Membership Interests of PCT, and a majority of the Membership Interests held by the Charter Members (collectively, the “Lock-Up Members”) have agreed to enter into, and will enter into promptly after execution and delivery of this Merger Agreement, the Voting Agreement annexed hereto as Exhibit A, under which such Members irrevocably agree to vote in favor of the Merger and the other transactions contemplated hereby (the “Voting Agreement”).  Such Member votes or consents will be sufficient without any other votes or consents to approve this Agreement, this Merger and all the transactions contemplated hereby under the PCT LLC Agreement, the DLLCA and all applicable law, and no other approvals or Member votes or consents are required to consummate the Merger.  To PCT's Knowledge, the provisions of the Voting Agreement are legal, valid and binding obligations of the Lock-Up Members subject to the Bankruptcy/Equity Exception.

(d)           No Member will have dissenters or appraisal rights with respect to the Merger or the other transactions contemplated by this Agreement.

Section 4.12         No Undisclosed Liabilities.  The PCT Group does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of PCT’s Business since the Balance Sheet Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are Material Contracts) are identified in Schedule 4.16(a).  No Person in the PCT Group has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the SEC) since January 1, 2007.

Section 4.13         Absence of Certain Developments.  Except as set forth in Schedule 4.13; since December 31, 2009: (a) each Person in the PCT Group has conducted its businesses only in the Ordinary Course of PCT’s Business; (b) there has not been any event, change, occurrence, development, circumstance or state of facts that has had or could reasonably be expected to have a Material Adverse Effect; (c) the PCT Group has not suffered any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operations of PCT; (d) no Person in the PCT Group has incurred or discharged any material obligation or liability except in the Ordinary Course of PCT's Business; and (e) PCT has not entered into any material transaction or made any material expenditures or commitments other than in the Ordinary Course of PCT’s Business.

Section 4.14         Taxes

(a)           All Tax Returns required to be filed by or on behalf of PCT and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes payable by or on behalf of PCT and each of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, PCT has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of PCT and each of its Subsidiaries.  PCT and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)           PCT has delivered to the Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of PCT and each of its Subsidiaries relating to the taxable periods since January 1, 2005 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to PCT and each of its Subsidiaries. Schedule 4.14 lists each such audit.  To PCT’s Knowledge, there are no audits or investigations of PCT or any of its Subsidiaries by any Taxing Authority in progress, nor has PCT or any of its Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No claim has been made by a Taxing Authority in a jurisdiction where PCT and its Subsidiaries do not file Tax Returns to the effect that PCT or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of PCT or any of its Subsidiaries arising as a result of any failure (or alleged failure) to pay any Tax.  PCT and each of its Subsidiaries has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither PCT nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)           Neither PCT nor any of its Subsidiaries (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter (other than to the tax matters partner under the PCT LLC Agreement).  Neither PCT nor any of PCT’s Subsidiaries is a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code.  Neither PCT nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.  Neither PCT nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

(d)           Neither PCT nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code.  Neither PCT nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

(e)           PCT and all of its Subsidiaries have been, since inception, treated as partnerships or as disregarded entities for federal, state, and local income tax purposes.

Section 4.15          Intellectual Property.

(a)           Schedule 4.15(a) sets forth an accurate and complete list of the PCT Group Intellectual Property as follows:  (i) all Patents, Marks and Copyrights owned by the PCT Group that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by the PCT Group that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned exclusively by the PCT Group that is material to the operation of the PCT Business as presently conducted and presently proposed to be conducted by the PCT Group.  Schedule 4.15(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application.  Schedule 4.15(a) also lists any Patents owned by Amorcyte and Robert Preti or otherwise owned by an Affiliate of PCT which is totally unrelated to the PCT Business.

(b)           PCT owns or possesses adequate rights to use all Intellectual Property necessary to carry on the PCT Business.  The PCT Group has taken all steps necessary to perfect its ownership of and interest in the PCT Group Intellectual Property.

(c)           The PCT Group’s products and services, and the conduct of the PCT  Business as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)           Each item of the PCT Group Intellectual Property that has been issued and registered in any jurisdiction by PCT is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered PCT Group Intellectual Property have been paid and all necessary documents and certificates in connection with such registered PCT Group Intellectual Property owned by the PCT Group have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered PCT Group Intellectual Property.

(e)           Except as set for in Schedule 4.15(e), no other Person has any rights to any material PCT Group Intellectual Property owned by the PCT Group.

(f)           Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 4.15(f) or as reflected in the GAAP Financial Statements, the PCT Group is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to the PCT Group’s use of any Intellectual Property in connection with the conduct of the PCT Business as presently conducted.

(g)           Schedule 4.15(g) sets forth a complete and accurate list of all Contracts to which the Persons in the PCT Group are a party (other than licenses to the PCT Group of Off-The-Shelf-Software) that (i) grant any Intellectual Property Licenses to or from the PCT Group, (ii) contain a covenant not to compete or otherwise limit the PCT Group’s ability to use or exploit fully any of the PCT Group Intellectual Property, or (iii) contain an agreement by any of the Persons in the PCT Group to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person.  PCT has delivered to the Parent true, correct and complete copies of each Contract set forth on Schedule 4.15(g), together with all amendments, modifications or supplements thereto.  All Intellectual Property Licenses are valid, binding and enforceable agreements, subject to the Bankruptcy/Equity Exception.

(h)           The PCT Group has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of any Person in the PCT Group.

(i)            The PCT Group is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of PCT, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging the PCT Group’s ownership, use, validity or enforceability of any Intellectual Property.  None of the Persons in the PCT Group has received notice of any such threatened claim and to the Knowledge of PCT, there are no facts or circumstances that would form the basis for any such claim.  To PCT’s Knowledge, all of the PCT Group’s rights in and to PCT Group Intellectual Property are valid and enforceable in all material respects.

(j)           To the Knowledge of PCT, no Person is infringing, violating, misusing or misappropriating any PCT Group Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in the PCT Group.

(k)           No present or former employee of the PCT Group has any right, title, or interest, directly or indirectly, in whole or in part, in any PCT Group Intellectual Property owned or used by any of the Persons in the PCT Group.  To the Knowledge of PCT, no employee, consultant or independent contractor of any of the Persons in the PCT Group is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by any of the Persons in the PCT Group, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.  Each employee of and consultant to the PCT Group is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to the Parent.

(l)           Each Person in the PCT Group has at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the PCT Group in the conduct of the PCT Business.  No claims have been asserted or, to PCT’s Knowledge, threatened against any Person in the PCT Group alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the PCT Group in the conduct of the PCT Business.  Each Person in the PCT Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 4.16          Material Contracts.

(a)           Schedule 4.16(a) sets forth all of the following Contracts to which any of the Persons in the PCT Group is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)            Contracts with any current or former officer, director, partner, member, manager, stockholder or Affiliate of any Person in the PCT Group;

(ii)           Contracts for the sale of any of the assets of any of the Persons in the PCT Group other than in the Ordinary Course of PCT’s Business;

(iii)          Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(iv)          Contracts containing covenants of any Person in the PCT Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with any of the Persons in the PCT Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(v)           Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Person in the PCT Group of any operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)          Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the PCT Group, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(vii)         Contracts entered into outside of the Ordinary Course of PCT’s Business providing for the license of the PCT Group Products or the provision of services by any Person in the PCT Group;

(viii)        Contracts providing for severance, retention, change in control or other similar payments;

(ix)           Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)            outstanding agreements of guaranty or surety, direct or indirect, by any of the Persons in the PCT Group;

(xi)           Contracts providing for indemnification by any of the Persons in the PCT Group arising out of or in connection with any PCT Product or service provided by any of the Persons in the PCT Group;

(xii)          Contracts (or group of related contracts) which involve the expenditure or receipt of more than $50,000 annually or which require performance by any party more than one year from the date hereof;

(xiii)         Contracts for the lease of Business Property, including, without limitation, the Real Property Leases;

(xiv)        Contracts pursuant to which any Person in the PCT Group provides services to any third party related to the conduct of the PCT Business, including all customer or client Contracts;

(xv)         Contracts and agreements related to obtaining materials and services used in the manufacture of Cell Therapy Products and other material supplier Contracts;

(xvi)        Contracts with any Person that require PCT to deal exclusively with such Person or that require PCT to transact a minimum amount of business with such Person (or provide for negative consequences if PCT fails to do either of the foregoing) or that give any Person "most favored nations" treatment;

(xvii)       powers of attorney given by any Person within the PCT Group;

(xviii)      confidentiality agreements, assignments of invention and non-compete or non-solicitation agreements signed by employees of or consultants to any Person in the PCT Group;

(xix)         Contracts involving licenses of any Intellectual Property; and

(xx)          Contracts that are otherwise material to any of the Persons in the PCT Group.

(b)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Person in the PCT Group signatory thereto, enforceable against them in accordance with its terms, subject to the Bankruptcy/Equity Exception.  None of the Persons in the PCT Group is in material default under any Material Contract, nor, to the Knowledge of PCT, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and, to PCT’s Knowledge, no party has given notice of any significant dispute with respect to any Material Contract.  PCT has delivered to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.  If consent is required for the transfer of any Material Contract, PCT has no Knowledge that any counterparty will not or can not provide such a consent.

Section 4.17          Employee Benefits Plans.

(a)           Schedule 4.17(a) sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA, (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including a multiemployer welfare arrangement, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained or contributed to by PCT or any of its Subsidiaries for the benefit of any current or former employees, consultants or managers of PCT or any of its Subsidiaries, or their beneficiaries (collectively, “Company Employees”), (B) has been approved by PCT or any of its Subsidiaries but is not yet effective for the benefit of Company Employees, or (C) was previously maintained by PCT or any of its Subsidiaries for the benefit of the Company Employees and with respect to which PCT or any of its Subsidiaries has any liability (each a “Company Benefit Plan”).  PCT has delivered to Parent a correct and complete copy (where applicable) of (1) each Company Benefit Plan (or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan), (2) each current trust or funding arrangement relating to each Company Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit Plan, (4) the most recently received IRS determination letter for each Company Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each Company Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by PCT or any of its Subsidiaries to any Company Employee concerning the extent of the benefits provided under any Plan, (7) for the last three years, all material correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Authority regarding an audit or examination any Company Benefit Plan, (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Benefit Plan and (9) any other documents in respect of any Company Benefit Plan reasonably requested by Parent.  Neither PCT nor any of its Subsidiaries has any plan or commitment to establish any new Company Benefit Plan or to modify any Company Benefit Plan, except to the extent required by Law.

(b)           Neither PCT nor any of its ERISA Affiliates has or has ever contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(c)           (i) Each Company Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis, and (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and there are no facts or circumstances that could cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Laws.

(d)           With respect to any Company Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to PCT’s Knowledge, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the U.S. DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program, is pending, in progress or, to PCT’s Knowledge, threatened.

(e)           Neither PCT nor any of its Subsidiaries, nor to the best of their Knowledge any other persons who participate in the Operation of any Company Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Benefit Plan or breached any fiduciary responsibilities or obligations under Title I of ERISA that would subject them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Company Benefit Plan by any party with standing to make such claim.

(f)           Except as set forth on Schedule 4.17(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth on Schedule 4.17(f), no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code.  Except as set forth on Schedule 4.17(f), neither PCT nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(g)           Each Company Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) may be amended or terminated at any time without incurring liability to PCT or any of its Subsidiaries thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(h)           All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the PCT Group’s financial statements in accordance with GAAP.

(i)           Except for the continuation coverage requirements under COBRA or as otherwise disclosed on Schedule 4.17(i), neither PCT nor its Subsidiaries have any obligations or potential liability for health, life or similar welfare benefits to Company Employees or their respective dependents following termination of employment.

(j)           Each Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Effective Time.

(k)           No Company Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

(l)           Schedule 4.17(l) identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code and Treasury regulations issued thereunder (“Section 409A”)), and each Company Benefit Plan so identified has been operated and administered in compliance with Section 409A.  Without limitation of the foregoing, no “service provider” (within the meaning of Section 409A) of PCT or any of its Subsidiaries has any equity-based right or incentive (such as a stock option, stock appreciation right, phantom stock, restricted stock or restricted stock unit) that is either subject to Section 409A or in violation of Section 409A. Neither PCT nor any of its Subsidiaries has any commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A.

Section 4.18          Labor.

(a)           PCT has delivered to Parent an accurate and complete list of the names of all of the employees engaged in the PCT Business (“Business Employees”), together with each such Business Employee’s annual rate of salary or hourly wage rate, two most recent annual bonuses, including, without limitation, profit distributions, job title, work location, accrued unused vacation pay or days, most recent promotion or pay raise, and hire date.  To the Knowledge of PCT, no Business Employee has any plans to terminate employment with any Person in the PCT Group.

(b)           Schedule 4.18(b) contains an accurate and complete list of the names of each consultant or independent contractor who currently provides, or who has within the prior twelve month period provided, services to the PCT Business (each, a “Business Consultant”).

(c)           All Business Employees are actively at work (or on vacation) and no Business Employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation).

(d)           PCT has delivered to the Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with a Business Employee or Business Consultant and all personnel policies, manuals, employee handbooks and similar materials pertaining to the Business.  All current employees are subject to confidentiality and assignment of inventions agreements with PCT.

(e)           With respect to current and former employees, consultants and service providers of the Business (each a “Service Provider”):

(i)             the PCT Group is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, affirmative action requirements and has not and is not engaged in any unfair labor practice;

(ii)            there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to PCT’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints;

(iii)           no collective bargaining agreement is binding and in force against the PCT Group or currently being negotiated by any Person in the PCT Group, and to the Knowledge of PCT, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers; and

(iv)          the PCT Group does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)           No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to any Person in the PCT Group has occurred or will occur as a result of the consummation of the Merger.

(g)           The PCT Group does not have any contracts to render services to any Government Authority.

Section 4.19          Litigation.  There is no Legal Proceeding pending or, to the Knowledge of PCT, threatened against any of the Persons in the PCT Group (or to the Knowledge of PCT, pending or threatened against any employees of any of the Persons in the PCT Group with respect to their business activities on behalf of the PCT Group), or to which any of the Persons in the PCT Group is otherwise a party, before any Governmental Authority; nor to the Knowledge of PCT is there any reasonable basis for any such Legal Proceeding.  None of the Persons in the PCT Group is subject to any Order.  There are no Legal Proceedings pending or, to the Knowledge of PCT, threatened that are reasonably likely to prohibit or restrain the ability of PCT, its Subsidiaries or the Members to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.20          Compliance with Laws; Orders; Permits.

(a)           Each of the Persons in the PCT Group is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Manufacturing Practice (cGMP) and current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications.  Since January 1, 2005, none of the Persons in the PCT Group has received any notice of or been charged with the violation of any material Law by any Governmental Authority.  To the Knowledge of PCT, none of the Persons in the PCT Group is or since January 1, 2005, has been, under investigation with respect to the violation of any Law and to the Knowledge of PCT, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the PCT Business.  Except as set forth in Schedule 4.20(a), none of the PCT Permits will be impaired or in any way affected by the Merger.

(b)           Schedule 4.20(b) is a true and complete listing of all Permits which are required for the operation of the PCT Business as presently conducted (“PCT Permits”).  The Persons in the PCT Group currently have all Permits which are required for the operation of their respective businesses as presently conducted.  Each issued Permit currently is in full force and effect.  None of the Persons in the PCT Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any PCT Permit, and to the Knowledge of PCT, there are no facts or circumstances which form the basis for any such default or violation.  No Person in the PCT Group has received notification of any revocation or modification of any Permit.  PCT has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for PCT to conduct its business in the manner and to the extent now conducted.  Each PCT Permit is current and up to date.   Except as set forth in Schedule 4.20(a), none of the PCT Permits will be impaired or in any way affected by Merger or the consummation of any other transaction contemplated by this Agreement.

(c)           The drug or biological substances manufactured by PCT on behalf of PCT’s clients and used in studies, tests, preclinical studies and clinical trials have been and, if still pending, are being manufactured, under current Good Manufacturing Practices.  PCT has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical studies or clinical trials conducted by or on behalf of PCT’s clients and to which PCT was involved as either a contract manufacturer and/or product and/or process consultant.  No filing or submission to the FDA or any other regulatory body, that was or is intended to be the basis for any approval of PCT’s client’s products or product candidates, contains any material omission or material false information by PCT.

(d)           The consulting services and/or process development services that PCT provides its clients or customers for the purpose of clinical trials for Investigational New Drug Applications, New Drug Applications, and/or Biologic License Application are conducted in accordance with good clinical practices and are in compliance with all applicable Laws and state and federal regulatory requirements. PCT has not received any notices or other correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials.

(e)           To PCT’s Knowledge, no Person in the PCT Group, nor any manager, director, agent, employee or any other person acting for or on behalf of a Person in the PCT Group, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff member at any hospital or any government officer (a) to obtain favorable treatment in securing business for PCT, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Person in the PCT Group, or (d) in violation of any applicable anti-corruption law.

(f)           No Person in the PCT Group nor, to PCT’s Knowledge, any manager, director, agent, employee or any other person acting for or on behalf of PCT, has established or maintained any fund or assets in which PCT has proprietary rights that have not been recorded in the books and records of PCT. Each transaction is properly and accurately recorded in all material respects on the books and records of PCT, and each document upon which entries such books and records are based is complete and accurate in all material respects. PCT maintains a system of internal accounting controls reasonably designed to insure that there are no off-the-books accounts and its assets are used only in accordance with its corporate management directives.

(g)           The FDA Package contains true and complete copies of all filings made by PCT with the FDA and any state or third party regulatory authority (including but not limited to state regulatory authorities in New Jersey, New York, California and Maryland), all Permits obtained by PCT from the FDA and any state or third party regulatory authority and all approvals and disapprovals, audit reports and correspondence from or with the FDA or such state regulatory authorities, including but not limited to an audit report received by PCT from New York regulatory authorities for its Hackensack facility and follow up correspondence, a PCT created chart of documents requested by the FDA during its inspection of its Mountain View, California facility, and PCT created daily summaries of FDA inspections of PCT and its clients.  PCT also represented to the Parent and its counsel that the FDA did not find any 483 observations and did not provide PCT with a 483, Establishment Inspection Report or audit report at the close of its inspection in 2010.  To the Knowledge of PCT and to the knowledge of any manager, officer, agent, or employee of PCT, all information contained in such filings made by PCT to any Governmental Authority is true and accurate.

(h)           Neither PCT nor, to the Knowledge of PCT, any manager, officer, agent, employee, Member or Affiliate of PCT, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(i)           Subsequent to the FDA inspection of the PCT Mountain View facility in 2010, PCT was informed by the FDA inspectors that there were no regulatory or compliance issues found at this facility.

Section 4.21          Insurance.  The PCT Group has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of the Persons in the PCT Group is a party or by which such Persons are bound and which provide commercially reasonable levels of insurance.  No event has occurred, including, without limitation, the failure by any of the Persons in the PCT Group to give any notice or information or any of the Persons in the PCT Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any Person in the PCT Group under any such insurance policies.

Section 4.22          Related Party Transactions.  (a) No employee, officer, director, shareholder, partner, manager or Member of any of the Persons in the PCT Group, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the PCT Group and none of the Persons in the PCT Group owe any amount to, or have any of the Persons in the PCT Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with any of the Persons in the PCT Group (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any of the Persons in the PCT Group (other than rights arising out of employment arrangements), (iv) to the Knowledge of PCT, has any claim or cause of action against any of the Persons in the PCT Group or (v) is obligated to make any payment to any other Person in the PCT Group or Related Person in connection with the transactions contemplated by this Agreement.

(b)           There are no transactions, arrangements or other relationships between and/or among PCT, any of its Affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity that could reasonably be expected to materially affect PCT’s liquidity or the availability of or requirements for its capital resources.  There are no transactions, arrangements or other relationships between and/or among PCT, any of Person in the PCT Group and any Members or their Affiliates that are not on terms at least as favorable to PCT as would be obtained in an arm's length, commercially reasonable transaction with an unrelated third party.

(c)           No Person in the PCT Group has, since January 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PCT.

(d)           All agreements, payment obligations, and other business relationships between PCT or any other Person in the PCT Group or their Affiliates, on the one hand, and Amorcyte Inc., on the other hand, are commercially reasonable and on terms no less favorable to PCT than would be available in an arm’s length transaction with an unrelated third party.  PCT provides Amorcyte with a $500,000 line of credit on terms no less favorable to PCT than would be available in an arm’s length transaction in an unrelated bank financing, and no borrowings are outstanding under that line of credit.

Section 4.23         Suppliers and Customers.  Schedule 4.23 sets forth a list identifying (i) each supplier to the PCT Group during PCT’s current fiscal year (through July 31, 2010) and each of the two preceding fiscal years, showing the approximate total purchases by the PCT Group from each such supplier during each such period and (ii) each customer of the PCT Group during PCT’s current fiscal year (through July 31, 2010) and each of the two preceding fiscal years, showing the approximately revenue generated from each such customer during each such period.  Notwithstanding the foregoing, suppliers who have charged the PCT Group less than $50,000 per year and customers who have generated less than $50,000 per year in revenue for PCT need not be included on such list.  Since December 31, 2009, no supplier or customer listed on Schedule 4.23 has terminated its relationship with any of the Persons in the PCT Group or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with any of the Persons in the PCT Group and, to the Knowledge of PCT, no supplier or customer listed on Schedule 4.23 has notified any of the Persons in the PCT Group that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the PCT Group.

Section 4.24        Financial Advisors.  Except as set forth in Schedule 4.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the PCT Group or the Members in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.25         Environmental Matters.  Each Person in the PCT Group is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to PCT in all material respects.  There are no pending or, to the Knowledge of PCT, threatened Environmental Legal Proceedings against any Person in the PCT Group.

Section 4.26         Construction Projects.  Schedule 4.26 contains a true and complete list of all construction projects undertaken, pending or completed by PCT since January 1, 2007 together with any construction projects which PCT reasonably expects to undertake within the current fiscal year.  PCT has complied with all obligations imposed upon it in connection with any such construction projects, and no claims are pending or, to PCT’s Knowledge, threatened against any member of the PCT Group with respect to such construction projects.

Section 4.27         Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by PCT for inclusion in the Form 8-K under the Securities Exchange Act of 1934 (the "Exchange Act") or the registration statement under the Securities Act registering the Parent Common Stock or other Parent securities as to be issued pursuant to this Agreement (such registration statement, as amended by any amendments thereto, being referred to herein as the “Registration Statement”) or the Prospectus/Joint Proxy Statement to be sent to the stockholders of Parent and the Members of PCT in connection with the special meeting of stockholders of Parent at which such stockholders will be asked to approve the issuance of Parent Common Stock pursuant to this Agreement (the “NeoStem Meeting”) and the special meeting of the Members of PCT at which the Members will be asked to approve the Merger and this Agreement (the “PCT Meeting”) (such Prospectus/Joint Proxy Statement, as amended or supplemented by any amendments or supplements thereto, being referred to herein as the “Prospectus/Joint Proxy Statement”), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to NeoStem stockholders and the Members of PCT and on the date or dates of the NeoStem Meeting and the PCT Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. PCT will supply NeoStem with all business, financial, accounting, legal, management and other information about PCT, the PCT Group, any Person in the PCT Group, the Members and the PCT Business as is required to be disclosed in a Form S-4 under SEC rules.

Section 4.28         FINRA.  None of the Members are a registered representative under the Financial Industry Regulatory Authority (“FINRA”), a member of FINRA or associated or affiliated with any member of the FINRA, or a broker-dealer registered with the SEC under the Exchange Act or engaged in a business that would require it to be so registered, nor is it an affiliate of such a broker-dealer or any person engaged in a business that would require it to be registered as a broker-dealer.

Section 4.29         Full Disclosure.  No representation or warranty, exhibit or schedule furnished by or on behalf of the Company or any of its Subsidiaries in this Agreement, the Company Disclosure Letter or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  Neither the Company nor its Subsidiaries has any Knowledge of any facts pertaining to the Company, its Subsidiaries, the PCT Business or its assets that has or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents.

ARTICLE V

Representations and Warranties of the Parent and Subco

The Parent and Subco jointly and severally represent and warrant to PCT as follows:

Section 5.1           Organization and Good Standing.  The Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business.  Subco is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

Section 5.2            Authorization.  Each of the Parent and Subco has full power and authority to execute and deliver this Agreement and each other Purchaser Document, to the extent applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Parent and Subco of this Agreement and each other Purchaser Document, to the extent applicable, have been duly authorized by all necessary action on behalf of each of the Parent and Subco.  This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Parent and/or Subco, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent and/or Subco, to the extent applicable, enforceable against the Parent or Subco, to the extent applicable, in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3            Conflicts; Consents of Third Parties.

(a)           Neither the execution or delivery by the Parent or Subco of this Agreement or any of the other Purchaser Documents, nor the performance by the Parent or Subco of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of the Parent or Subco or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent or Subco is a party or by which the Parent or Subco is bound or to which any of its assets or properties are subject or (iii) violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of or constitute a default under any material contract to which the Parent or Subco is a party where the breach or default would have a Material Adverse Effect on Parent.

(b)           No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document or the consummation of the transactions contemplated hereby or thereby by the Parent and Subco other than (i) the Joint Proxy Statement/Prospectus and Form S-4 of which it is a part and (ii) the additional listing application with the New York Stock Exchange-Amex.

Section 5.4           Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5           Financial Advisors.  Except as set forth in Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement who is or will be entitled to any fee or commission or like payment in respect thereof other than those paid by Parent.

Section 5.6            Compliance with Laws; Orders; Permits.

Except as disclosed in the Parent’s filings with the SEC since December 31, 2009:

(a)           The Parent is in compliance in all material respects with all laws of each Governmental Authority applicable to its business, operations or assets, including, without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications.  Since January 1, 2006, the Parent has not received any notice of or been charged with the violation of any material Law by any Governmental Authority.  To the Knowledge of the Parent, none of its Affiliates is or since January 1, 2006, has been, under investigation with respect to the violation of any Law and to the Knowledge of the Parent, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would not have a Material Adverse Effect upon the Parent’s business.

(b)           To the Knowledge of Parent, neither it nor any manager, director, agent, employee or any other person acting for or on behalf of Parent, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff member at any hospital or any government officer (a) to obtain favorable treatment in securing business for Parent, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of Parent or any Affiliate of Parent, or (d) in violation of any applicable anti-corruption law.

Section 5.7            Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement under the Securities Act registering the NeoStem Common Stock to be issued pursuant to this Agreement or the Prospectus/Joint Proxy Statement to be sent to the stockholders of Parent and the Members of PCT in connection with the NeoStem Meting and the PCT Meeting, including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to NeoStem stockholders and the Members and on the date or dates of the NeoStem Meeting and the PCT Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent is not responsible for any information supplied by the PCT Group.

ARTICLE VI

Covenants and Agreements

Section 6.1            Meetings of Stockholders and Members.

(a)           NeoStem Meeting.  Parent shall take all action in accordance with the federal securities law, the DLLCA, the applicable rules of the Exchange on which the Parent Common Stock is listed or quoted, NeoStem’s certificate of incorporation, as amended, and NeoStem’s by-laws, as amended, necessary to convene the NeoStem Meeting on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of NeoStem’s stockholders with respect to the issuance of the Stock Consideration and the Warrants pursuant to this Agreement, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to NeoStem’s stockholders.

(b)           PCT Meeting.  PCT shall take all action in accordance with the federal securities laws, the DLLCA, the Voting Agreement, and the PCT LLC Agreement, necessary to give notice to the PCT Members and convene the PCT Meeting to be held on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of PCT's Members with respect to the Agreement and the transactions contemplated hereby, including recommending such approval to the Members.

(c)           PCT will provide Parent and its transfer agent with (a) a representation that the information provided by PCT and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading and (b) appropriate other certifications, accountant comfort letters and consents, and opinions of counsel with respect to the Securities Act registration of the issuance of the Stock Consideration and Warrants and compliance with the PCT LLC Agreement (or other organizational documents of any Person in the PCT Group) and Law with respect to this transaction.

(d)           Parent and Subco will provide PCT with a representation that the information provided by Parent and Subco and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading.

Section 6.2            Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement.

(a)           Parent and PCT shall, as soon as is reasonably practicable, cooperate to prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement.  Once Parent and PCT consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), Parent shall file the Registration Statement with the SEC.  Consistent with the timing for the NeoStem Meeting and the PCT Meeting as determined by NeoStem in accordance with Section 6.1, NeoStem shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time.  If, at any time prior to the Effective Time, Parent or PCT shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and each of Parent and PCT will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement.  PCT shall promptly furnish to Parent all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto.  Parent and PCT shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the staff of the SEC.  Promptly after the Registration Statement is declared effective by the SEC, each of Parent and PCT shall use all reasonable efforts to mail at the earliest practicable date to its stockholders or Members, as the case may be, the Prospectus/Joint Proxy Statement, which shall include all information required under applicable Law to be furnished to PCT’s Members and NeoStem’s stockholders in connection with this Agreement and the transactions contemplated hereby and shall include the recommendation of PCT’s managers in favor of the transactions contemplated hereby.

(b)           Notwithstanding anything contained in this Agreement to the contrary, NeoStem shall not be obligated to take any action under Section 6.2 unless and until the following conditions shall have been met: (i) NeoStem shall have received the audited financial statements of PCT and any other financial information of PCT or its Subsidiaries required for inclusion in the Registration Statement as determined by NeoStem, (ii) NeoStem shall have received all information it needs to prepare pro forma financial statements required to be included in the Registration Statement, under SEC rules, (iii) NeoStem shall have received such auditor comfort letters and consents from its, and PCT’s auditors, and legal opinions from PCT’s counsel as it deems necessary or desirable and (iv) NeoStem shall have received from an investment banking firm reasonably acceptable to it a valuation analysis of PCT which shows a valuation satisfactory to the Board of Directors of NeoStem (the “Valuation Report”), each in form and substance reasonably satisfactory to NeoStem.

Section 6.3            Financial Statements for NeoStem Current Report on Form 8-K.

(a)           Attached as Schedule 4.9(a), PCT has provided to NeoStem (i) audited consolidated balance sheets of PCT and its Subsidiaries as of December 31, 2009 and 2008, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of each of PCT and its Subsidiaries for the years ended December 31, 2009, 2008 and 2007, (iii) an unqualified report with respect to such audited financial statements by EisnerAmper and a consent by EisnerAmper to have such audited financial statements incorporated by reference into NeoStem’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to NeoStem, and (iv) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of PCT and its Subsidiaries for the six months ended June 30, 2010 and 2009 and an unaudited balance sheet as of June 30, 2010.  PCT has also provided to NeoStem all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of PCT required for any SEC filing to be filed by NeoStem or which needs to be incorporated in any existing NeoStem registration statement or other SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of the PCT Group.  Such financial statements have been prepared in accordance with generally accepted accounting principles, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s Current Report on Form 8-K and for incorporation into any Form S-3 or other registration statement on file or to be filed by NeoStem, all so that NeoStem’s currently effective Form S-3 may immediately be used by NeoStem in a capital raising transaction.

(b)           PCT will provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Registration Statement and/or Form 8-K is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.  Parent and Subco will provide PCT with a representation that the information provided by Parent and Subco for incorporation into the Registration Statement is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

(c)           Upon execution of this Agreement, PCT shall cause EisnerAmper to deliver to NeoStem an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the reports delivered pursuant to Section 6.3(a).

(d)           Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in Section 6.3(a), PCT shall cause EisnerAmper to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 6.3(a).

(e)           Prior to the Closing, PCT shall cooperate with NeoStem in providing to NeoStem such consolidated financial statements, financial data and accountants’ reports as NeoStem shall reasonably request with respect to any filing that NeoStem shall make or be required to make under the Securities Act or the Exchange Act.  Not in limitation of the foregoing, PCT shall deliver to Parent, without charge, the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof, the unaudited consolidated balance sheet of PCT as of the end of such quarter and the unaudited consolidated statements of income, stockholders’ equity and cash flows of PCT for such quarter and for the portion of the fiscal year then prepared in accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws.  Such Supplemental Financial Information shall present fairly, in all material respects, the consolidated financial position of PCT and its Subsidiaries as of the last day of the periods covered and the consolidated results of operations, cash flows and changes in stockholders’ equity of PCT and its Subsidiaries for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

Section 6.4            Access and Information.

(a)           Prior to the Closing, and except for disclosures which would cause PCT or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate applicable Law or any material confidentiality agreement, NeoStem shall be entitled to make or cause to be made such investigation of PCT and its Subsidiaries, and the financial and legal condition thereof, as NeoStem deems necessary or advisable, and PCT and its Subsidiaries shall cooperate with any such investigation.  In furtherance of the foregoing, but not in limitation thereof, PCT shall (a) permit NeoStem and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of PCT and its Subsidiaries upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to NeoStem such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to PCT and its Subsidiaries and their businesses as NeoStem shall request from time to time and (c) cause its accountants to furnish to NeoStem and its accountants access to all work papers relating to any of the periods covered by financial statements provided by PCT to NeoStem hereunder.

(b)           Prior to the Closing, NeoStem shall not use any information provided to it in confidence by PCT for any purposes unrelated to this Agreement.  PCT shall not use any information provided to it in confidence by NeoStem for any purposes unrelated to this Agreement.  Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) NeoStem will return to PCT all documents obtained by it from PCT and its Subsidiaries in confidence and any copies thereof in the possession of NeoStem or its agents and representatives or, at the option of NeoStem, NeoStem shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to PCT and (b) PCT will return to NeoStem all documents obtained by it from NeoStem and its Subsidiaries in confidence and any copies thereof in the possession of PCT or its agents and representatives or, at the option of PCT, PCT shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to NeoStem.

(c)           No investigation of PCT, its Subsidiaries or the PCT Business by the Parent heretofore shall modify or otherwise affect any representations and warranties of PCT, which shall survive any such investigation, or the conditions to the obligation of the Parent and Subco to consummate the transactions contemplated hereby.

Section 6.5            No Solicitation. (a) PCT shall not, nor shall it authorize or permit any of its Affiliates or any Member, officer, director, employee, investment banker, attorney or other adviser or representative of PCT or any of its Affiliates to (a) solicit, initiate, or encourage the submission of, any PCT Acquisition Proposal (as hereinafter defined), (b) enter into any agreement or understanding with respect to any PCT Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonable be expect to lead to, any PCT Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation, of which PCT or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any Member, officer, director, employee, investment banker, attorney or other adviser or representative of PCT or any of its Affiliates, whether or not such Person is purporting to act on behalf of PCT or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.5 by PCT and its Affiliates.  PCT shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any PCT Acquisition Proposal or receipt of any inquiries with respect to any PCT Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such PCT Acquisition Proposal; provided, however, that PCT shall remain liable for payment of liquidated damages hereunder and under Article IX notwithstanding providing such notice.  PCT immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to a PCT Acquisition Proposal.  PCT shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  “PCT Acquisition Proposal” means any proposal for a merger or other business combination involving PCT or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in PCT or any of its Affiliates, any voting securities of PCT or any of its Affiliates or a substantial portion of the assets of PCT but a PCT Acquisition Proposal shall not include (i) the sales of PCT Products in the Ordinary Course of PCT’s Business consistent with past practice or (ii) any sale of a minority interest in Athelos.  PCT acknowledges that damages for any breach of the obligations in this paragraph will be difficult to measure.  PCT agrees that, as liquidated damages for any breach of this paragraph, PCT shall pay to Parent and Subco an amount in cash equal to the sum of (a) all expenses incurred by Parent or Subco in any way in connection with investigating, negotiating, drafting or otherwise pursuing this transaction, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of Parent is also sold to an unrelated third party in a transaction approved by the Board of Directors and stockholders of the Parent, or (ii) the Parent waives the breach and consummates the Merger, then no such liquidated damages shall be due.

(b)           NeoStem shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of NeoStem or any of its Affiliates to (a) solicit, initiate, or encourage the submission of, any NBS Acquisition Proposal (as hereinafter defined), (b) enter into any agreement or understanding with respect to any NBS Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonable be expect to lead to, any NBS Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation, of which NeoStem or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee or other adviser or representative of NeoStem or any of its Affiliates, whether or not such Person is purporting to act on behalf of NeoStem or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.5 by NeoStem.  NeoStem shall notify PCT in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any NBS Acquisition Proposal or receipt of any inquiries with respect to any NBS Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such NBS Acquisition Proposal.  NeoStem immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to an NBS Acquisition Proposal.  NeoStem shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  “NBS Acquisition Proposal” means any proposal for a merger or other change of control business transaction involving NeoStem or any proposal or offer to acquire in any manner, directly or indirectly, a controlling equity interest in NeoStem or a substantial portion of the assets of NeoStem (other than sales of NeoStem’s Products in the Ordinary Course of NeoStem’s Business consistent with past practice or capital raising transactions not involving a change of control of NeoStem) which results in NeoStem terminating this Agreement.  NeoStem acknowledges that damages for any breach of the obligations in this paragraph will be difficult to measure.  NeoStem agrees that, as liquidated damages for any breach of this paragraph which results in NeoStem terminating this Agreement, NeoStem shall pay to PCT an amount in cash equal to the sum of (a) all expenses incurred by PCT  in any way in connection with investigating, negotiating, drafting or otherwise pursuing this transaction, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of PCT is also sold to an unrelated third party in a transaction approved by the Board of Managers and Members of PCT, or (ii) PCT waives the breach and consummates the Merger, then no such liquidated damages shall be due.

(c)           The provisions of this Section 6.5 shall not adversely affect any party’s right or ability to have the provisions of this Agreement specifically enforced pursuant to Section 10.3

Section 6.6            Non-Competition and Confidentiality Agreement.

(a)           For a period of four (4) years after the Closing Date, the Key Employees will not (i) directly or indirectly, anywhere in the world, including but not limited to the United States or the People’s Republic of China, engage in any manner (including, without limitation, by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize, providing funding) in a business that is competitive in any respect with NeoStem’s business or the PCT Business as conducted as of the Closing Date (a “Competitive Business”); (ii) directly or indirectly solicit business from any Person who is, or within the immediately preceding twelve (12) months has been, a customer or client of the PCT Group or (iii) directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Person who is, or within the immediately preceding twelve (12) months has been, employed by or providing services to the PCT Group in the operation of the PCT Business on the date hereof.

(b)           For a period of two (2) years after the Closing Date, the Lock-Up Members and the Key Employees agree that they will not, directly or indirectly, use for its or his own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the PCT Business, unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through such party’s direct or indirect act or omission), or the disclosure of which is required by Law and reasonable written notice has been provided to the Parent sufficient to enable the Parent to contest the disclosure.  For purposes of this Agreement, “Confidential Information” consists of all information, knowledge or data relating to the PCT Business including, without limitation, contacts in PCT’s databases, customer and supplier lists, formulae, trade know-how, processes, secrets and trade secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the PCT Business not in the public domain or otherwise publicly available.  The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of (i) a wrongful disclosure by the person subject to this limitation or its Affiliates, or its employees, officers, directors, shareholders, principals, agents, advisors, contractors, subcontractors, or representatives, or by any person in such capacity at any of its Affiliates (collectively, “Agents”), or (ii) a wrongful disclosure, to PCT’s Knowledge, by any other person under a duty to keep such information confidential; (b) was actually known or becomes known by the receiving party prior to or after disclosure hereunder as evidenced by the receiving party’s tangible records; or (c) is developed or discovered by the receiving party independently and solely without the use of any Confidential information described hereunder.

(c)           The Key Employees and Lock-Up Members acknowledge that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of the Parent and that any breach by the Lock-Up Members or the Key Employees of any provision hereof will result in irreparable injury to the Parent.  The Key Employees and Lock-Up Members acknowledge that, in addition to all remedies available at law, the Parent shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.  The Parent shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 6.6. Without limiting the generality of Section 10.4, the provisions of this Section 6.6 shall inure to the benefit of any subsequent transferee of the PCT Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee.  The provisions of this Section 6.6 shall survive the Closing.  The covenants contained herein are in addition to any other covenants which are signed or may be signed by any Member or Key Employee as an employee or otherwise.

Section 6.7           Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.  Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.  The provisions of this Section 6.7 shall survive the Closing.

Section 6.8           Employment Matters.  All employment agreements and Benefit Arrangements to which any Person in the PCT Group is a party, shall be disclosed on Schedule 4.16(a) and if so disclosed continue in full force and effect after the Closing, unless the Parent in its sole discretion on an individual contract by contract, or plan by plan, basis requests for it to be terminated, in which case PCT will cause it to be terminated without liability to PCT or Parent.  If termination is waived by Parent, each such employment agreement and Benefit Arrangement shall remain in full force and effect after the Merger.

Section 6.9           Board of Directors of NeoStem.  As soon as reasonably practical after the Closing, Andrew Pecora shall be invited to join the Board of Directors of Parent, and Parent shall use its reasonable best efforts to cause Mr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends, provided however, that in order to comply with the listing standards for the NYSE-Amex, simultaneously with such appointment, and as a condition precedent, Parent also must find and appoint to NeoStem’s Board of Directors, one (1) individual who meets all conditions of independence imposed by the SEC and the NYSE-Amex, so that at all times a majority of the members of NeoStem’s Board of Directors are independent.  If such an independent person is not found by Parent, and has not agreed to be so designated and appointed, Parent and PCT shall work together in good faith to find and designate another person acceptable to the Parent, through the Nominating Committee of its Board of Directors, as an independent director.  Parent agrees that it will not delay the appointment of Mr. Pecora by reason of such need to designate another independent director for more than three (3) months after the Closing Date..

Section 6.10          Waiver and Release of Claims.

(a)           Effective as of the Closing, subject to the limitations set forth in Section 6.10(b), each of the Lock-Up Members agrees that, on behalf of himself or itself and his or its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, he/it does hereby unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, PCT, PCT’s Subsidiaries and each of their past and present members, directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to PCT or any of its Subsidiaries on or prior to the Closing (collectively, “PCT Claims”), including without limitation any and all PCT Claims arising out of or relating to: (i) such individual’s capacity as a current or former shareholder, member, officer or director, manager, employee or agent of PCT or any of its predecessors, Subsidiaries or Affiliates (or his capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of PCT or any of its Subsidiaries); or (ii) any contract, agreement or other arrangement (whether written or verbal) with PCT or any of its Subsidiaries entered into or established prior to the Closing, including any shareholders agreements, equity purchase agreements, employment agreements or previous noncompetition agreements. PCT shall procure similar releases from all Key Employees and other employees designated by Parent at or prior to the Closing.

(b)           Notwithstanding the foregoing Section 6.10(a), no Lock-Up Member releases or discharges, and each Lock-Up Member expressly does not release or discharge any PCT Claims which arise out of or are in connection with any conduct on the part of PCT or its Subsidiaries which arise under or are based upon the terms of this Agreement or any other agreement executed or delivered in connection herewith.  For the avoidance of doubt, the release and discharge provided by the Lock-Up Members in Section 6.10(a) shall be for the sole benefit of the parties set forth therein and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than such parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 6.11          Permits.   To the extent required by applicable Law, each Person in the PCT Group shall cooperate with Parent and use best efforts to assure that PCT retains all Permits required by it to operate the PCT Business, whether by way of renewal of Permits held by Persons in the PCT Group or through obtaining new Permits.

Section 6.12          PCT’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, PCT shall (and PCT shall cause each its Subsidiaries to):

(a)           conduct its business only in the Ordinary Course of PCT’s Business;

(b)           use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, PCT Intellectual Property Rights and goodwill relating or pertaining to its businesses;

(c)           endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

(d)           use commercially reasonable efforts to maintain the PCT Intellectual Property Rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

(e)           maintain its books, accounts and records in accordance with generally accepted accounting principles;

(f)           use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby, and to cause the other conditions to NeoStem’s obligation to close to be satisfied; and

(g)           promptly notify NeoStem in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects or (b) PCT fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to NeoStem.

Section 6.13           NeoStem’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, Parent and Subco shall:

(a)           conduct its business only in the ordinary and regular course of business consistent with past practices (it being understood that financing efforts are consistent with past practice);

(b)           use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to PCT’s obligation to close to be satisfied; and

(c)           promptly notify PCT in writing if, prior to the consummation of the Closing, to its knowledge (i) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (ii) Parent fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to PCT.

Section 6.14          PCT’s Negative Covenants.  Prior to the Closing, without the prior written consent of NeoStem or as otherwise expressly provided herein, PCT will not, and PCT will cause its Subsidiaries not to:

(a)           take any action or omit to take any action which would result in PCT’s or any of its Subsidiaries’ (i) incurring any trade accounts payable outside of the Ordinary Course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the Ordinary Course of PCT’s Business; (ii) increasing any of its indebtedness for borrowed money; (iii) guaranteeing the obligations of any entity other than PCT’s Subsidiaries, (iv) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (v) increasing the rate or type of compensation payable to any officer, manager, employee or consultant of PCT or any of its Subsidiaries (other than regularly scheduled increases in base salary consistent with prior practice); (vi) entering into or amending any collective bargaining agreement or other agreement related to employment (except as required by law), or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (vii) making any representation to anyone indicating any intention of NeoStem to retain, institute, or provide any employee benefit plans; (viii) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, membership interests of PCT; (ix) selling or disposing of any assets otherwise than in the Ordinary Course of PCT’s Business; (x) making any capital expenditures other than in the Ordinary Course of PCT’s Business consistent with past practices and in no event in excess of $50,000 in the aggregate; (xi) after the Registration Statement and/or Joint Proxy Statement is filed, issuing any Shares or membership interests of any kind of PCT or its Subsidiaries, except for PCT membership interests issuable upon exercise of a PCT Option or PCT Warrant outstanding on the date hereof; (xii) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating PCT or its Subsidiaries to issue, any equity , or securities convertible into any equity; (xiii) modifying, amending or terminating any material PCT Contract other than in the Ordinary Course of PCT’s Business that is consistent with past practices; or (xiv) entering into any other transaction outside of the Ordinary Course of PCT’s Business;

(b)          change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by PCT’s regular independent accountants;

(c)           take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(d)           incur any Indebtedness, or increase the outstanding amount of any existing Indebtedness; provided however that the principal amount of borrowings under the Real Estate Mortgage Loan may be increased by up to $1 million so long as (i) all proceeds of such increase are held by PCT for use in the Ordinary Course of PCT’s Business or used only to pay (x) the $400,000 due to NNJCA and (y) up to $600,000 in accounts payable due in the Ordinary Course of PCT’s Business, (ii)  NeoStem consents to such borrowings and (iii) prior to any advance, TD Bank as lender and the NJEDA have consented to the Real Estate Mortgage Loan remaining in place as contemplated by Section 7.2(c);

(e)           incur or create any encumbrances, liens, pledges or security interests on assets;

(f)           except as contemplated herein, take any action or omit to take any action which would materially interfere with NeoStem’s rights to compel performance of each of the obligations of PCT under this Agreement;

(g)           take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(h)          grant or otherwise issue any option, warrant or other securities exercisable for or convertible into equity of PCT; or

(i)           agree or commit to take any action precluded by this Section 6.14.

Section 6.15      NeoStem’s Negative Covenants.  Prior to the Closing, without the prior written consent of PCT or as otherwise expressly provided herein, NeoStem will not:

(a)           take any action that would likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b)           except as contemplated herein, take any action or omit to take any action which would materially interfere with PCT’s rights to compel performance of each of the obligations of NeoStem under this Agreement; or

(c)           agree or commit to take any action precluded by this Section 6.15.

ARTICLE VII

Conditions to Closing

Section 7.1        Mutual Conditions.  The obligation of the Parent, Subco, and PCT to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Parent, Subco and PCT:

(a)           Laws.  There shall not be any Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.

(b)           Absence of Litigation.  There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein, or (ii) any Legal Proceeding pending wherein an unfavorable Order would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions contemplated hereby or thereby, declare unlawful any material aspect of the transactions contemplated by the Transaction Documents or cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded.

(c)           Government Approvals.  All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(d)           Escrow Agreement.  The Escrow Agent, Parent and PCT shall have executed the Escrow Agreement.

(e)           Member Approval.  The requisite percentage of Members of PCT and the stockholders of Parent shall have approved this Agreement and the Merger and issuance of securities by Parent hereunder.

(f)           Registration Statement.  The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.  The shares of Parent Common Stock required to be issued pursuant to this Agreement shall have been approved for listing on the NYSE-Amex or such other stock exchange (the "Exchange") on which the Parent Common Stock is listed or quoted, subject to official notice of issuance.

Section 7.2        Conditions to the Obligations of the Parent and Subco.  The obligations of the Parent and Subco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a)           Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of PCT contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date.  The representations and warranties of PCT contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date.  PCT, its Subsidiaries and the Lock-Up Members shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)           No Material Events. Since the date hereof, there shall have been (i) no material damage, destruction or loss to the PCT Business, regardless of insurance coverage, and (ii) no other Material Adverse Effect.

(c)           Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by PCT of this Agreement and the other PCT Documents and the consummation by PCT of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; without limiting the foregoing, PCT shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by any Person in the PCT Group under any Contract to which any Person in the PCT Group is a party or required for the continuation of any agreement or Permit to which any Person in the PCT Group is a party and which relates to the PCT Business, including without limitation all authorizations, consents, waivers, approvals, licenses, PCT Permits or other actions necessary to permit the Surviving Company to operate the PCT Business in compliance with all applicable Laws immediately after the Closing.  Not in limitation of the foregoing, PCT shall deliver (i) a consent from the lender and the New Jersey Economic Development Authority with respect to the Real Estate Mortgage Loan on PCT’s Allendale, New Jersey real estate permitting such loan to remain in full force and effect on the same terms, (ii) a consent from Hackensack University Medical Center (“HUMC”) with respect to all agreements between PTC and HUMC, (iii) landlord consents and estoppel certificates from the landlords of each Leased Property, (iv) a consent from Stem Cell Inc., (v) if requested by Parent and not previously delivered, a consent to this Agreement from Nexell/Baxter/BioScience 2002, (vi) a consent from ADP and (vii) a consent to each other agreement where consent is indicated to be required on Schedule 4.16.

(d)           NNJCA.  PCT shall deliver (i) a pay-off letter from NNJCA, and (ii) proof of simultaneous payment by PCT or other third parties of the greater of (x) $400,000 or (y) a sum such that the balance due to NNJCA is $3 million.

(e)           Secretary’s Certificate.  PCT shall have delivered to the Parent a certificate of the Secretary or Assistant Secretary of PCT, in form and substance satisfactory to the Parent, certifying (i) resolutions of the managers and Members of PCT approving this Agreement, the other PCT Documents and the transactions contemplated hereby and thereby and (ii) the PCT LLC agreement and other governing documents of PCT, as amended, and setting forth (I) such good standing certificates as the Parent shall reasonably request, (II) a certified copy of PCT’s certificate of formation, as amended, and (III) an incumbency certificate with respect to all officers of PCT and its Subsidiaries executing this Agreement, the other PCT Documents and/or any instrument or document contemplated hereby or thereby.

(f)           Valuation Report.  If requested by Parent, the Parent and Subco shall have received from its investment banking firm an update to the Valuation Report satisfactory to the Parent.

(g)           Legal Opinion.  The Parent and Subco shall have received an opinion or opinions from counsel to PCT in form and substance satisfactory to the Parent and its counsel, including opinions with respect to the matters set forth in Exhibit D.

(h)           Comfort Letter.  The Parent and Subco shall have received a letter from PCT’s independent auditors permitting Parent to include the GAAP Financial Statements and its opinion with respect to such statements in Parent’s filings with the SEC, as well as providing comfort as needed with respect to the Form S-4 and any subsequent securities offerings by Parent.

(i)           Employment Agreements.  The following persons shall have terminated all existing employment agreements, except they shall not have terminated the new employment agreements with PCT on terms acceptable to Parent and Subco being entered into promptly following the execution of this Agreement (but conditional on closing the Merger):  Andrew Pecora, George Goldberger, Robert Preti and Daryl LaSueur (the “Key Employees”).

(j)           Options and Warrants.  The Parent and Subco shall have received proof reasonably satisfactory to them that all rights to acquire equity of any member of the PCT Group or benefits similar to benefits of an equity holder, have been exercised or terminated without liability to PCT or Parent.

(k)           Non-Compete Agreements.  Each Key Employee shall have executed a non-compete and non-solicitation agreement in form and substance satisfactory to Parent.

(l)           Non-Disclosure Agreements.  Each Key Employee, and each other employee designated by Subco, shall have executed a non-disclosure and confidentiality agreement and an assignment of inventions in form satisfactory to Parent and Subco.

(m)         Notices to Customers and Suppliers.  PCT shall have provided Parent with evidence of delivery by them of a notice to suppliers and customers of the transactions contemplated by this Agreement (as may be required under any agreements with such suppliers or customers or as NeoStem otherwise deems desirable).  Such form of notice shall be delivered to Parent at least 15 days prior to the scheduled date of the NeoStem Meeting and have been approved in advance by Parent, which consent shall not be unreasonably withheld.

(n)          Due Diligence.  The result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion; provided, however, that NeoStem’s right to terminate this Agreement pursuant to this paragraph shall terminate upon mailing the Prospectus/Joint Proxy Statement to the Members and NeoStem’s stockholders.

(o)           Other Documents. PCT and the Members shall have executed and delivered to the Parent the documents set forth in Section 3.6(a) and such other documents or instruments as the Parent reasonably requests to effect the transactions contemplated by this Agreement and the other PCT Documents.

Section 7.3        Conditions to the Obligations of PCT and the Members.  The obligation of PCT to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties; Performance of Covenants.  Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Parent and Subco contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date.  The representations and warranties of the Parent and Subco contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date.  The Parent and Subco shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)           Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by Parent and Subco of this Agreement and the other Purchaser Documents and the consummation by Parent and Subco of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

(c)           Secretary’s Certificates.  Prior to or at the Closing, the Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of the Parent, in form and substance satisfactory to PCT, certifying resolutions of the governing body of the Parent and Subco approving this Agreement and setting forth an incumbency certificate with respect to all officers of the Parent and Subco executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(d)           Employment Agreements.  The new employment agreements with PCT being executed on or about this date by the following individuals, on terms acceptable to Parent and Subco, shall not have been terminated by Parent other than for Cause (as defined therein):  Andrew Pecora, George Goldberger and Robert Preti.

(e)           Officer’s Certificate.  The Parent shall have delivered to PCT a certificate from its CEO or CFO affirming the availability of funds to be able to make the $3 million payment due to NNJCA within seven (7) days of the Closing and that it will in fact make such payment.

(f)           Other Documents.  The Parent or Subco, as applicable, shall have executed and delivered to PCT the documents set forth in Section 3.6(b) and such other documents or instruments as PCT reasonably requests to effect the transactions contemplated by this Agreement or any other Purchaser Document.

ARTICLE VIII

Survival of Representations and Warranties; Survival of Covenants; Indemnification

Section 8.1        Survival of Representations, Warranties and Covenants.

(a)           Except as set forth in the immediately succeeding sentences, the representations and warranties provided for in this Agreement shall survive the Closing until the date in 2012 that is two years after the Closing Date.  The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the “Survival Period.”  Any claim in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation or similar claim may be made notwithstanding the end of the Survival Period so long as the statute of limitations has not expired.

(b)           The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c)           Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this  Section 8.1 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the PCT Representative or the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved, provided in each case that the claim is asserted in good faith.

(d)           The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.

Section 8.2        Indemnification.

(a)           The Members (to the extent of their collective interest in the Escrow Account) shall jointly and severally indemnify and hold harmless the Parent, Subco, their Affiliates, and their officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by PCT in this Agreement (ignoring, for purposes of determining the existence of any such misrepresentation or breach or the amount of Damages with respect thereto, any “materiality”, “Material Adverse Effect” or similar qualifier set forth in such representation or warranty), (ii) the breach by PCT of any covenant or agreement to be performed by it hereunder, (iii) any Taxes relating to the PCT Business with respect to any time prior to the Closing Date, (iv) any Excluded Liability, (v) any liability arising from the operation of the PCT Business or services provided by any Person in the PCT Group with respect to any time prior to the Closing Date outside of the Ordinary Course of PCT’s Business, (vi) any claim by any Person relating to any equity interest, or option, warrant or other right exercisable, convertible or exchangeable into or for any equity interest of PCT, (vii) any product liability claim by any Person relating to the PCT Business with respect to any time prior to the Closing Date (to the extent not covered by insurance), and (viii) any claim by any Person relating to the construction projects with respect to any time prior to the Closing Date.  The Parent Indemnified Parties shall not be entitled to recover Damages from PCT or its Members or any member(s) of the Knowledge Group for any claim for indemnification pursuant to Section 8.2(a) first made after the expiration of the Survival Period nor from any other source other than the Escrow Account, except for claims in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation.

(b)           The Parent shall indemnify and hold harmless the Members (the “PCT Indemnified Parties”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Parent and Subco in this Agreement, or (ii) the breach by the Parent or Subco of any covenant or agreement to be performed by such party hereunder.  PCT Indemnified Parties shall not be entitled to recover Damages from the Parent for any claim for indemnification pursuant to Section 8.2(b) first made after the expiration of the Survival Period.

(c)           Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Parent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Parent is seeking indemnification under Section 8.2 equals or exceeds $100,000 (the "Threshold"), whereupon the Parent shall be entitled to seek indemnification with respect to all Damages exceeding the Threshold.  Notwithstanding anything to the contrary contained in this Agreement, the Members may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Members are seeking indemnification under Section 8.2 equals or exceeds the Threshold whereupon the Members, through the PCT Representative, shall be entitled to seek indemnification with respect to all such Damages exceeding the Threshold.

(e)           The liability of the Members or any member(s) of the Knowledge Group to the Parent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Account, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation.  The liability of the Parent to the Members for all Damages for which indemnification is provided hereunder shall not exceed $100,000, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation.  Any claim for fraud, willful breach, intentional misconduct or intentional misrepresentation, may be asserted jointly or severally against any of the Members.  Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach, intentional misconduct, or intentional misrepresentation of such party.

(f)           If and to the extent any provision of Section 8.2(a) is unenforceable for any reason, the Members (to the extent of the Escrow Account other than in the case of fraud) shall make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.  If and to the extent any provision of Section 8.2(b) is unenforceable for any reason, the Parent hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(g)           For the purposes of determining the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect”, or similar qualifications set forth therein.

Section 8.3       Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party provided that the Indemnifying Party shall have provided the Indemnified Party with the prior written assumption, in form and substance reasonably acceptable to the Indemnified Party, by the Indemnifying Party of any and all liability with respect to the matter in controversy, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 8.4        Escrow Account.  Upon approval of this Agreement the Members shall be deemed to have consented to the right of Parent or any Parent Indemnified Party to collect from the Escrow Account the amount of any Damages payable to the Parent or any of the Parent Indemnified Parties in accordance with this Article VIII as and when the Parent or any of the Parent Indemnified Parties incurs or suffers such Damages.

(a)           Escrow Period; Release of Escrow Account.  The Escrow Account shall commence on the date hereof and terminate on the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”).  PCT has represented that the only Members who will have a material taxable gain as a result of this transaction are Andrew Pecora, Robert Preti and George Goldberger (the “Taxable Members”).  Pecora, Preti and Goldberger have membership interests of approximately 17.9%, 17.9%, and 2.6%, respectively, or an aggregate of 38.4% (the “Taxable Percentage”).  The Escrow Account will be divided into two sub-accounts, the “Taxable Account” representing a number of shares (rounded down to the nearest whole share) equal to the Taxable Percentage times the Adjusted Stock Consideration, and the “Balance Account” equal to a number of shares equal to the Adjusted Stock Consideration less the number of shares in the Taxable Account.

(i)             An aggregate of up to 25% of the shares of Parent Common Stock in the Taxable Account may be released from the Escrow Account and distributed to the Taxable Members of PCT in accordance with their proportional interests on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter.  By way of example, if the Closing Date were October 1, 2010, then November 15, 2010, would be the commencement date for releases under this paragraph.  Prior to each release of shares from the Taxable Member’s proportionate interest in the Taxable Account, a Taxable Member must certify that (x) the Fair Market Value of the amount being withdrawn, plus the Fair Market Value of all prior withdrawals (at the time of withdrawal) by such Taxable Member through and including the date of such certification, is less than the Taxable Member’s actual federal and state tax liability arising from his taxable gain with respect to the Merger, (y) the number of shares of Parent Common Stock being withdrawn, plus the number of shares previously withdrawn by such Taxable Member through and including the date of the certification, is not more than 25% of the number of shares represented by such Taxable Member’s proportionate interest in the Taxable Account on the Closing Date and (z) there are no impediments under federal or state securities laws, Parent's insider trading policies, or otherwise, that would restrict a current sale of the shares being withdrawn.

(ii)            After the date one (1) year after the Closing Date, a number of shares of Parent Common Stock shall be released from the Escrow Account such that 5,600,000 shares of Parent Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending claims by NeoStem, will remain in the Escrow Account.  Shares subject to pending claims will be released to the party entitled to such shares when the pending claim is finally resolved and 5,600,000 shares will remain in the Escrow Account until the Termination Date (or later so that if any claims are pending at such Termination Date, as provided in paragraph (iii) below).  To effectuate the foregoing, Parent and the PCT Representative will take into account all shares previously released to the Taxable Members fro the Taxable Account, so that the percentage of shares being released to Members other than the Taxable Members from the Balance Account shall be equal to the sum of the percentage of shares being released to the Taxable Members pursuant to this paragraph (ii) and the percentage of shares previously released to the Taxable Members pursuant to paragraph (i), and so that all  the Members of PCT have the same percentage interest in the remaining Escrow Account after the release pursuant to this paragraph (ii) as they had when the Escrow Account was initially funded at Closing.

(iii)           As soon as practical after the Termination  Date, all shares of Parent Common Stock then remaining in the Escrow Account shall be released and distributed to the Members; provided that Parent Common Stock representing 120% of the maximum amount of any claim made pursuant to Article VIII during the Escrow Period shall be withheld and remain in the Escrow Account pending resolution of such claim; provided, further, that the Parent Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any Parent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.  Parent shall direct the Escrow Agent to promptly distribute to PCT’s former Members any portion of the Escrow Account at the Termination Date for which there is no claim pending or unsatisfied pursuant to this Article VIII.  All shares of Parent Common Stock in the Escrow Account shall have been registered on the Form S-4.

(b)           Claims Upon Escrow Account.  Subject to the provisions of this Section 8.4, the Parent or Subco may make claims upon the Escrow Account by delivering to the Escrow Agent at any time on or before the last day of the Escrow Period a notice signed by a representative of Parent or Subco (a “Parent Notice”) specifying in reasonable detail the individual items of Damages for which indemnification is being sought.  Seven (7) calendar days after receipt by the Escrow Agent of a Parent Notice, the Escrow Agent shall deliver to Parent, the number of Shares held in the Escrow Account having a Fair Market Value equal to such Damages.  Parent shall, concurrent with the sending of any Parent Notice to the Escrow Agent, provide a copy of such Parent Notice to the PCT Representative.  For purposes of this Agreement and the Escrow Agreement, the “Fair Market Value” of one share of Parent Common Stock shall equal the average per share closing price on the NYSE-Amex of Parent Common Stock for the last three (3) trading days prior to the date of such Parent Notice.  Any payments made to an Indemnified Person pursuant to this Article VIII or the Escrow Agreement shall be treated as an adjustment to the total consideration being paid hereunder for Tax purposes.

(c)           Objections to Claims.

(i)             If the PCT Representative shall deliver a written objection to a Parent Notice to Parent and the Escrow Agent within the seven (7) calendar day period after Parent or Subco’s delivery thereof, then Parent and the PCT Representative shall use their good faith efforts to resolve such dispute.  If Parent and the PCT Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the applicable portion of the Escrow Account based upon such resolution.  In the event that no objection is made by the PCT Representative as provided herein, the PCT Representative, PCT and the Members shall have irrevocably waived any right to object to such Parent Notice.

(ii)            If timely notice of such an objection is given and Parent and the PCT Representative are unable to resolve the applicable dispute within thirty (30) days after the PCT Representative objects to such Parent Notice, either Parent or the PCT Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute.  Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to Parent and the PCT Representative.  The Arbitration Service shall select one (1) arbitrator reasonably acceptable to both Parent and the PCT Representative who shall be expert in the area in dispute.  The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8.4, the Escrow Agent shall be entitled to act in accordance with such decisions and make delivery of the Escrow Account in accordance therewith.  The arbitration shall be held in New York, New York.  The costs of any such arbitration shall be borne one-half by the Parent and one-half by the Members (out of the Escrow Account to the extent available after all claims have been satisfied and shares released).  Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

Section 8.5        PCT Representative.

(a)           By approval of the Merger at the PCT Meeting, each Member shall be deemed to irrevocably constitute and appoint the PCT Representative as such Member’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Member.  Each Member hereby irrevocably grants the PCT Representative full power and authority on behalf of such Member, including, but not limited, to:

(i)             execute and deliver, and to accept delivery of, such documents as may be deemed by the PCT Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement;

(ii)            certify as to the accuracy of the representations and warranties of the Company and of such Member under, or pursuant to the terms of, this Agreement and to deliver such documents, instruments, certificates or agreements contemplated by this Agreement on behalf of such Member;

(iii)           (A) dispute or refrain from disputing any claim made by the Parent and Subco under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iv)           waive any closing condition contained in Article VII and give or agree to any and all consents, waivers, amendments or modifications deemed by the PCT Representative, in its sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith.

(v)           enforce any claim against the Parent and Subco arising under this Agreement;

(vi)          engage attorneys, accountants and agents at the expense of the Members;

(vii)         exercise all rights of, and take all actions that may be taken by, the Members or any of them hereunder or under the Escrow Agreement; and

(viii)        give such instructions and to take such action or refrain from taking such action as the PCT Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement.

(b)           Notwithstanding any other provision herein to the contrary, the Parent shall be able to rely conclusively on the instructions and decisions of the PCT Representative as to any matter requiring action or decision by PCT or the Members under this Agreement or the Escrow Agreement, notwithstanding any dispute or disagreement among the Members, without any liability to, or obligation to inquire of, any Member, and notwithstanding any Knowledge on the part of the Parent and Subco of any such dispute or disagreement.  PCT and the Members shall not have any cause of action against the Parent or any of its Affiliates for any action taken by the Parent in reliance upon the instructions or decisions of the PCT Representative.  All actions, decisions and instructions of the PCT Representative shall be conclusive and binding upon PCT and the Members and, in the absence of fraud or intentional misconduct, neither PCT nor the Members shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the PCT Representative for any action taken, decision made or instruction given by the PCT Representative under this Agreement, the Escrow Agreement or any other agreement contemplated hereby.

(c)           By approval of the Merger at the PCT Meeting, each Member shall be deemed to agree that:

(i)              notice to the PCT Representative, delivered in the manner provided herein, shall be deemed to be notice to each Member for the purposes of this Agreement;

(ii)             the authority of the PCT Representative, as described in this Agreement and the Escrow Agreement, shall be effective until the rights and obligations of the PCT Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Member to the Parent and Subco under this Agreement;

(iii)            if the PCT Representative is removed, resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed by a majority-in-interest of the Members based on their Proportional Percentage within thirty (30) days of such removal, resignation or otherwise, then the Parent and Subco shall have the right to appoint a PCT Representative to serve as described in this Agreement (who shall be a Member) and, under such circumstances, the Parent and Subco and the Company shall be entitled to rely on and all actions taken by such PCT Representative; and

(iv)           the PCT Representative shall not be liable to any Member for Losses with respect to any action taken or any omission by the PCT Representative pursuant to this Section 8.5 or the Escrow Agreement, except to the extent such Losses are caused by the PCT Representative’s gross negligence or willful misconduct.

(d)           Each Member shall be deemed to have agreed that, notwithstanding the foregoing, at the request of the Parent and Subco, he/she/it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of Shares and/or the letter of transmittal contemplated by this Agreement and acceptance of the purchase price in escrow at Closing) individually on his/her/its own behalf.  Each Member shall deliver to the PCT Representative, the Parent and its Transfer Agent a letter of transmittal duly endorsed (signature guaranteed by a commercial bank), to be held by the PCT Representative and delivered by the PCT Representative to the Parent and Subco at the Closing if the Closing shall occur or immediately after such Closing.

(e)           Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Members under this Agreement shall be asserted, brought, prosecuted, or maintained only by the PCT Representative on behalf of the Members.  Any claim, action, suit or other proceedings, either at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including, without limitation, any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Parent or Subco against the Member by service of process on the PCT Representative and without the necessity of serving process on, or otherwise joining or naming any other Member as a defendant in such action, suit or other proceeding.  With respect to any matter contemplated by this Section, a Member shall be bound by any determination in favor of or against the PCT Representative or the terms of any settlement or release to which the PCT Representative shall become a party.

(f)           Each Member shall indemnify the PCT Representative against any Losses that the PCT Representative may suffer or incur in connection with any action taken or any omission by the PCT Representative, except to the extent such Losses were caused by the PCT Representative’s gross negligence or willful misconduct.

ARTICLE IX

Termination

Section 9.1       Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Parent’s stockholders and/or PCT’s Members):

(a)           by mutual written consent of PCT and Parent;

(b)           by either PCT or Parent if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining PCT or Parent from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;

(c)           by Parent if the requisite vote (under all applicable Laws) of PCT’s Members to approve the Merger and the transactions contemplated hereby shall not have been obtained;

(d)           by Parent if the investment banking firm engaged to provide the Valuation Report, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide Parent with an updated Valuation Report as of the Closing Date if requested, in form and substance reasonably satisfactory to Parent, or if in the reasonable judgment of the Board of Directors of the Parent, the valuation of PCT is inconsistent or unfair to Parent in relation to the consideration to be paid by Parent in the Merger;

(e)           by either PCT or Parent if any representation or warranty made in this Agreement (including without limitation the Company Disclosure Letter) for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;

(f)           by either PCT or Parent if the other party shall have defaulted in the performance of any material covenant or agreement set forth in this Agreement; provided that, in each case, (i) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

(g)           by Parent if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any material condition or requirement, which condition or requirement, in the reasonable judgment of the Parent’s Board of Directors (or a committee thereof), would be reasonably likely to have a Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement;

(h)           by Parent, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Parent is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

(i)           by PCT, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that PCT is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

Section 9.2       Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other, the provisions of this Section 9.2, the provisions of Section 6.5 with respect to the payment of liquidated damages and the first sentence of Section 10.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or members.  Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any material representation or covenant expressly set forth herein.

Section 9.3        Termination Fee.

(a)           In the event this Agreement is terminated by the Parent or PCT pursuant to Section 9.1(j), PCT shall within two business days of such termination of this Agreement pay to Parent in immediately available funds an amount in cash equal to the liquidated damages due pursuant to Section 6.5(a).

(b)           In the event this Agreement is terminated by the Parent pursuant to Section 9.1(k), then the Parent shall within two business days of such termination of this Agreement pay to PCT in immediately available funds an amount in cash equal to the liquidated damages due pursuant to Section 6.5(b).

ARTICLE X

Miscellaneous

Section 10.1     Notices.  All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Parent:	NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10107

Telephone: 212-584-4171
Facsimile: 646-514-7787
Attention:	Catherine Vaczy, Esq.
Vice President - General Counsel

With a copy to:	Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Telephone: 973-597-2564
Facsimile: 973-597-2565
Attention: Alan Wovsaniker, Esq.

If to PCT, the Affiliated	Hackensack University Medical Center
Members or the	20 Prospect Street
PCT Representative:	Suite 400
Hackensack, NJ 07601
Telephone: 201-996-5814
Facsimile: 201-996-9246
Attention: Dr. Andrew Pecora

With a copy to:	Epstein Becker & Green, P.C.
1227 25th Street, N.W.
Suite 700
Washington, D.C. 20037
Telephone: 202-861-0900
Facsimile: 202-296-2882
Attention: Robert D. Reif, Esq.

If to the Escrow
Agent:	Continental Stock Transfer
As provided in the Escrow Agreement

Section 10.2     Expenses.  Unless the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.  If the PCT Expenses exceed the amount projected for such expenses in the Estimated Closing Balance Sheet, the Stock Consideration shall be reduced on a dollar for dollar basis by the excess in accordance with Section 3.3 of this Agreement.

Section 10.3     Governing Law; Consent to Jurisdiction; Injunctive Relief.

(a)          This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b)           Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.4      Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void.  The Parent may assign all of its rights under this Agreement to any Affiliate of the Parent or any third party that acquires all or substantially all of the assets of the Parent, or more than 50% of the outstanding stock of the Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of the Parent hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VIII shall also be for the benefit of the Parent Indemnified Parties and PCT Indemnified Parties.

Section 10.5      Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.6      Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7      Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.8      Amendment and Modification.  This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 10.9     Public Announcement.  Except for the current report on Form 8-K that the Parent will file with the SEC within four business days following the date of this Agreement and except as may otherwise be required by Law or requirements of any national securities exchange on which the Parent Common Stock is quoted or listed, prior to the Closing, neither the Parent, PCT nor the Members shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party.  In the event that any such press release or other public disclosure shall be required by Law or applicable Exchange requirements, PCT shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 10.10   Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 10.11   Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12    Joint Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 10.13   Risk of Loss.  Prior to the consummation of the Closing, the risk of loss with respect to the PCT Business shall remain with PCT.  In the event of any material casualty prior to the consummation of the Closing, in addition to any other rights the Parent may have hereunder, the Parent shall have the right to terminate this Agreement upon giving written notice of its election to terminate to PCT.

Section 10.14    Schedules.  All references herein to Schedules refer to the disclosure schedules delivered by PCT to the Parent contemporaneous with the execution of this Agreement.

Section 10.15   Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

[Balance of this page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEOSTEM, INC.

By:	/s/ Robin Smith
Name: Robin Smith
Title: CEO

PROGENITOR CELL THERAPY, LLC

By:	/s/ Andrew Pecora
Name: Andrew Pecora
Title: Chairman & CEO

NBS ACQUISITION COMPANY LLC

By:	/s/ Robin Smith
Name: Robin Smith
Title: CEO

/s/ Andrew Pecora
Andrew Pecora, as PCT Representative

The undersigned hereby consent and agree to all the covenants set forth in Section 6.6 and the releases contained in Section 6.10 effective upon the Closing of the Merger.

/s/ Andrew Pecora
Andrew Pecora

/s/ Robert Preti
Robert Preti

/s/ George Goldberger
George Goldberger

/s/ Daryl LeSueur
Daryl LeSueur

The undersigned hereby consent and agree to the covenants set forth in Section 6.6(b) and the releases contained in Section 6.10 effective upon the Closing of the Merger.

HACKENSACK UNIVERSITY MEDICAL CENTER

By:	/s/ Robert Garrett
Name: Robert Garrett
Title: President and CEO

/s/ Harry D. Harper
Harry D. Harper

/s/ Andrew A. Jennis
Andrew A. Jennis

/s/ Mark S. Pascal
Mark S. Pascal

/s/ Richard J. Rosenbluth
Richard J. Rosenbluth

/s/ Stanley E. Waintraub
Stanley E. Waintraub

/s/ Marc Beer
Marc Beer

/s/ Dempsey Gable
Dempsey Gable

i

ii

LIST OF EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Warrants
Exhibit D	Form of Counsel Opinion

iii

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT dated September 23, 2010 (the “Voting Agreement”) by and between NEOSTEM, INC., a Delaware corporation (the "Parent”), PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company (the “Company”), and the individuals or entities listed on Schedule A annexed hereto (collectively, the “Voting Members” and each individually, a “Voting Member”).

RECITALS

WHEREAS, immediately prior to the execution of this Voting Agreement, the Company, Parent and NBS Acquisition Company, (“Subco”), a Delaware limited liability company and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the “Merger Agreement”) pursuant to which Subco will be merged with and into the Company, with the Company continuing as the surviving company and as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Voting Members are the record and beneficial owners of certain membership interests of the Company (the “Shares”), representing interests as members of the Company in the amounts and percentages set forth opposite each Voting Member's name on Schedule A hereto; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that each of the Voting Members agree, and each of the Voting Members is willing to agree, to enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Company and each of the Voting Members, intending to be legally bound, hereby agree as follows:

1.           Certain Definitions.  In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.  For purposes of this Voting Agreement:

(a)
“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing.  Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b)
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2.           Disclosure.  Each of the Voting Members hereby agrees to permit the Company and Parent to publish and disclose in the Prospectus/Proxy Statement, and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, each Voting Member's identity and ownership of the Shares and the nature of each Voting Member's commitments, arrangements and understandings under this Voting Agreement.

3.           Voting of Membership Interests.

(a)           Each of the Voting Members irrevocably agrees to vote in favor of the Merger and the terms of the Merger Agreement.

(b)           Each of the Voting Members consents to the provisions in the Merger Agreement which provide for the creation of the Escrow Account and the terms of the Escrow Agreement annexed to the Merger Agreement.

(c)           Each of the Voting Members hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (x) the Effective Time of the Merger or (y) the taking by the Board of Managers of the Company of any action permitted under the Merger Agreement properly to terminate the Merger Agreement in accordance with its terms (the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Voting Member, whether now owned or hereafter acquired: (i) in favor of approval of the Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Voting Member under this Voting Agreement and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)(1) any change in a majority of the individuals who constitute the Company's board of managers; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Formation or LLC Agreement; (3) any material change in the Company's limited liability company structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement.

(d)           To the extent that any Voting Member holds any options, warrants or other rights to acquire securities of the Company, the Voting Member consents to the treatment of such securities under the Merger Agreement and agrees to exercise and/or cancel any options or warrants as provided in the Merger Agreement within 10 days of the date hereof.

(e)           Each of the Voting Members agrees that upon the vote of the Voting Members at the meeting of Members in accordance with Section 3(a), notwithstanding anything else in any agreement to the contrary, (i) no further consent of or notice to the Voting Members shall be required in connection with the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the Merger and (ii) neither the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the Merger, shall trigger, or give any legal rights except as contemplated by the Merger Agreement.

4.           Covenants, Representations and Warranties of the Company and each Voting Member.  The Company represents and warrants to Parent, and each Voting Member represents and warrants to Parent severally with respect to the securities held by it, that to the best of its knowledge, (a) the Board of Managers of the Company has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby and related thereto, (b) the signatories to this Voting Agreement, as listed on Schedule A, constitute (i) the holders of more than 51% of the Shares of the Company and (ii) the holders of more than 51% of the Shares of the Company owned by the Charter Members (as defined in the PCT LLC Agreement), and (c) that the percentages set forth in the preceding clauses (i) and (ii) reflect more than the requisite votes needed for the approval by the Company and its Members of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement so that, if and upon the vote at a meeting of Members by the signatories to this Voting Agreement consistent with this Voting Agreement, the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and all matter related thereto will receive all requisite approvals under the PCT LLC Agreement, Delaware law and otherwise.  Each of the Voting Members hereby severally represents and warrants (with respect to such Voting Member only and not with respect to each other Voting Member) to, and agrees with, Parent as follows:

(a)
Ownership of Securities.  Such Voting Member is the sole record and Beneficial Owner of the number of shares set forth opposite such Voting Member's name on Schedule A hereto.  On the date hereof, the Shares set forth opposite the Voting Member's name on Schedule A hereto constitute all of the Shares or other securities of the Company owned of record or Beneficially Owned by such Voting Member or with respect to which such Voting Member has voting power by proxy, voting agreement, voting trust or other similar instrument.  Such Voting Member has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth opposite such Voting Member's name on Schedule A hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.

(b)
Authorization.  Such Voting Member has the legal capacity, power and authority to enter into and perform all of such Voting Member's obligations under this Voting Agreement.  The execution, delivery and performance of this Voting Agreement by such Voting Member will not violate any other agreement to which such Voting Member is a party including, without limitation, any voting agreement, membership agreement, voting trust, trust or similar agreement.  This Voting Agreement has been duly and validly executed and delivered by such Voting Member and constitutes a valid and binding agreement enforceable against such Voting Member in accordance with its terms.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Voting Member is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Voting Member of the transactions contemplated hereby.  If such Voting Member is married and such Voting Member's Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Voting Member's spouse, enforceable against such person in accordance with its terms.

(c)
No Conflicts.  (i)  Except as may be required under Section 13 of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by such Voting Member and the consummation by such Voting Member of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by such Voting Member, the consummation by such Voting Member of the transactions contemplated hereby or compliance by such Voting Member with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Voting Member (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Voting Member is a party or by which such Voting Member or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Voting Member or any of its properties or assets.

(d)
No Encumbrances.  Such Voting Member's Shares at all times during the term hereof will be Beneficially Owned by such Voting Member, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e)	No Solicitation. Such Voting Member agrees not to take any action inconsistent with or in violation of the Merger Agreement.

(f)
Restriction on Transfer; Proxies and Non-Interference.  At any time during the period (the "Lock-Up Period") from the date hereof until the Termination Date, such Voting Member shall not, directly or indirectly, (i) except for a Permitted Transfer (as defined below) and except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Voting Member's Shares, or any interest therein, whether such Shares are held by such Voting Member as of the date hereof or are acquired by such Voting Member from and after the date hereof (the "Lock-Up Shares"), (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a Voting Agreement with respect to the Lock-Up Shares, or (iii) take any action that would make any representation or warranty of such Voting Member contained herein untrue or incorrect or have the effect of preventing or disabling such Voting Member from performing such Voting Member's obligations under this Voting Agreement.

(g)
Reliance by Parent.  Such Voting Member understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Voting Member's execution and delivery of this Voting Agreement.

(h)
Permitted Transfer.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, any Voting Member may sell or transfer any Shares to any Voting Member or any other Person who executes and delivers to Parent an agreement, in form and substance acceptable to Parent, to be bound by the terms of this Agreement to the same extent as the transferring Voting Member (any such transfer, a “Permitted Transfer”).

(i)	Diligence. Each of the Voting Members acknowledges that it has been afforded a reasonable opportunity to review information and ask questions regarding Parent, the Merger Agreement and the Merger.

(j)	Non-Disclosure. Each of the Voting Members agrees not to make any public disclosure with respect to the Merger Agreement or this Voting Agreement without the consent of the Parent and the Company.

5.           Stop Transfer.

(a)
Each of the Voting Members agrees and covenants to Parent that such Voting Member shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Voting Member's Shares, unless such transfer is made in compliance with this Voting Agreement.

(b)
Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term “Shares” shall be deemed to refer to and include any and all shares into which or for which any or all of the Shares may be changed or exchanged, including, without limitation, shares of NeoStem Common Stock issued in respect thereof in connection with the Merger Agreement or otherwise, and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

6.           Further Assurances.  From time to time until the expiration of the Lock-Up Period, at Parent's request and without further consideration, each Voting Member shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement, including executing a proxy to be used at the Special Meeting to vote in favor of the Merger.

7.           Voting Member Capacity.  If any Voting Member is or becomes during the term hereof a manager or an officer of the Company, such Voting Member makes no agreement or understanding herein in his capacity as such manager or officer.  Each of the Voting Members signs solely in his or her capacity as the record and Beneficial Owner of the Voting Member's Shares.

8.           Termination.  Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the Termination Date.

9.           Miscellaneous.

(a)
Entire Agreement.  This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)
Certain Events.  Each of the Voting Members agrees that this Voting Agreement and the obligations hereunder shall attach to each such Voting Member's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Voting Member's heirs, guardians, administrators or successors.  Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

(c)
Assignment.  This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Voting Member and each Voting Member in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

(d)
Amendment and Modification.  This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e)
Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to the Voting Member, to the address set forth for the Voting Member on Schedule A to this Voting Agreement.

If to Parent:

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York 10170
Attn: Catherine Vaczy, Esq.
Facsimile: (646) 514-7787

with copies to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ  07078
Attention:  Alan Wovsaniker, Esq.
Fax:  973-597-2565

(f)
Severability.  Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)
Specific Performance.  Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h)
Remedies Cumulative.  All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)
No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j)	No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k)	Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

(l)
Submission to Jurisdiction.  Each party to this Voting Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Voting Agreement, each party to this Voting Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  Each party to this Voting Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 10(e).  Each party to this Voting Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Voting Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(m)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.

(n)	Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

(o)
Counterparts.  This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(p)	No Survival. No representations, warranties and covenants of the Voting Member in this Agreement shall survive the Merger.

IN WITNESS WHEREOF, Parent, the Company and each of the Voting Members have caused this Voting Agreement to be duly executed as of the day and year first above written.

NEOSTEM, INC.

By:
Name:
Title:

PROGENITOR CELL THERAPY, LLC

By:
Name:
Title:

Andrew L. Pecora

Robert A. Preti

HACKENSACK UNIVERSITY MEDICAL CENTER

By:
Name:
Title:

George S. Goldberger

Harry D. Harper

Signature page to Voting Agreement

Andrew A. Jennis

Mark S. Pascal

Richard J. Rosenbluth

Stanley E. Waintraub

Marc Beer

Dempsey Gable

Signature page to Voting Agreement

Schedule A

Names	Shares	Options	Percentage Interest (Fully Diluted)	Address

Andrew L. Pecora	1,234,871.6	20,660.4	17.40%	424 Hidden Valley Court Wyckoff, NJ 07481

Robert A. Preti	1,219,697.0		16.90%	80 Nursery Road Ridgefield, CT 06877

Hackensack University Medical Center	1,222,634.2		16.95%	Attn: Mr. William J. Murray 920 Cherokee Lane Franklin Lakes, NJ 07417

George S. Goldberger	177,054.5		2.45%	200 Central Park South Apt 12Q New York, NY 10019

Harry D. Harper	142,431.2		1.97%	2 Algonquin Trail Saddle River, NJ 07458-2502

Andrew A. Jennis	142,431.2		1.97%	205 Zachary Court Wyckoff, NJ 07481

Mark S. Pascal	142,431.2		1.97%	1349 Mercedes Street Teaneck, NJ 07666

Richard J. Rosenbluth	121,382.3		1.68%	73 Dana Place Englewood, NJ 07631

Stanley E. Waintraub	142,431.2		1.97%	480 Winthrop Road Teaneck, NJ 07666-2911

Marc Beer

Dempsey Gable	21,049.0		0.29%	180 Central Park South Mail Box 81 New York, NY 10019

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of _______, 2010, by and among: NeoStem Inc., a Delaware corporation (“Parent”); Progenitor Cell Therapy, LLC, a Delaware limited liability company (the “Company”), Andrew Pecora, as representative (the “PCT Representative”), of the Members of the Company identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, NBS Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subco”), the Company and the PCT Representative have entered into an Agreement and Plan of Merger and Reorganization dated as of September 23, 2010 (the “Merger Agreement”), pursuant to which, among other things, (i) Subco is merging with and into the Company, and (ii) certain stock issuances are to be made by Parent to the Members (as defined below).  A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure certain rights of the Parent Indemnified Persons (as defined in the Merger Agreement) to indemnification, compensation and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, Andrew Pecora has been irrevocably appointed by the Members to serve as the PCT Representative in connection with all matters under this Agreement and the resolution of all indemnification claims under the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.         Defined Terms.

1.1     Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2     As used in this Agreement, the term “Members” refers to the Persons who were members, or equity holders, of the Company immediately prior to the Effective Time or to which the rights under this Agreement have been assigned as set forth herein.  “Escrowed Shares” refers to the Stock Consideration under the Merger Agreement, as it may be reduced pursuant to the terms of the Merger Agreement (the “Adjusted Stock Consideration”).

Section 2.         Escrow and Indemnification.

2.1     Shares and Stock Powers Placed in Escrow.  At or following the Effective Time, in accordance with the Merger Agreement, (a) Parent shall issue certificates for the Escrowed Shares registered in the name of the Escrow Agent evidencing the shares of Parent Common Stock to be held in escrow under this Agreement (initially 11,200,000 shares of Parent Common Stock unless reduced pursuant to Section 3.3 of the Merger Agreement prior to being placed in escrow), and shall cause such certificates to be delivered to the Escrow Agent, and (b) the PCT Representative shall deliver to the Escrow Agent an “assignment separate from certificate” (“Stock Power”) endorsed by him in blank.  Such endorsement by the PCT Representative shall have been guaranteed by a national bank or an NYSE-Amex member firm.

2.2     Escrow Account.  The Escrowed Shares being held in escrow pursuant to this Agreement, together with any distributions on the Escrowed Shares, shall collectively constitute an escrow fund securing the indemnification rights of Parent and the other Parent Indemnified Persons under the Merger Agreement.  The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3     Voting of Escrow Shares.  The Escrow Agent, as record owner of the Escrowed Shares, shall exercise all voting rights with respect to such Escrowed Shares in accordance with Section 3.5 of the Merger Agreement, upon receipt of written instructions from the Parent.  The Escrow Agent is not obligated to distribute to the Members or to the PCT Representative any proxy materials or other documents relating to the Escrowed Shares received by the Escrow Agent from Parent.

2.4     Reports.  Upon the request of either Parent or the PCT Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to shares held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5     Dividends, Etc.  Parent and the PCT Representative, on behalf of each of the Members, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrowed Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account.  Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Account.

2.6     Transferability.  Except as expressly provided for herein or by operation of law, the interests of the Members in the Escrow Account shall not be assignable or transferable.

2.7     Trust Fund.  The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Escrow Agent, any Member or Parent, respectively, or of any party hereto.  The Escrow Agent shall hold and safeguard the Escrow Account until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

Section 3.         Release of Escrow Shares.

3.1     General.  (X) Within ten (10) calendar Days after receiving either (a) written instructions from the Parent (a “Parent Notice”) which have not been objected to by the PCT Representative within seven (7) calendar days after the later of the PCT Representative’s receipt of the Parent Notice or the Escrow Agent’s receipt of such Parent Notice, (b) joint written instructions from Parent and the PCT Representative (“Joint Instructions”), (c) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (d) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Shares from the Escrow Account or (Y) in accordance with Section 3.4 hereof, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Account, in the amounts, to the Persons and in the manner set forth in such Parent Notice, Joint Instructions, Arbitration Award, Court Order or as provided in Section 3.4.  If a Parent Notice is sent under Section 8.4 of the Merger Agreement and such Parent Notice is not disputed as provided in Section 8.4 within 7 calendar days, the Escrow Agent shall make the distribution requested by the Parent Notice without action by the PCT Representative.

3.2     Potential Tax Liability.  Upon receipt of (i) a certification from a Taxable Member  pursuant to Section 8.4(a)(i) of the Merger Agreement, and (ii) joint instructions from the Parent and the PCT Representative, the Escrow Agent shall release shares to a Taxable Member in accordance with the certification of the Taxable Member and such joint instructions.

3.3     Pro Rata Distributions.  For purposes of this Agreement, (i) all distributions (except distributions to the Taxable Members as such pursuant to Section 3.2 above and Section 8.4(i) of the Merger Agreement) to the Members shall be pro rata distributions made based on the percentages set forth on Schedule 1, as may be amended from time to time pursuant to Section 9.8 of this Agreement, except as follows:

(1) the Escrow Agent will maintain sub-accounts, referred to as the Taxable Account and the Balance Account, as provided in Section 8.4 of the Merger Agreement, until the first anniversary of the date hereof.  The distributions at the end of the first year pursuant to Section 8.4(a)(ii) shall be made to the Taxable Members from the Taxable Account and to the Members other than the Taxable Members from the Balance Account.  The Parent and the PCT Representative shall provide the Escrow Agent with joint instructions with respect to the amounts to be distributed to each Member after the first anniversary of the Closing Date.

(2) no fractional shares shall be issued, and all amounts released from escrow and distributed to the Members shall be rounded up or down pursuant to Section 3.4(c) of the Merger Agreement.

The Company and the PCT Representative represent and warrant that Schedule 1 (the “Percentage Certifications”) accurately reflects each Member’s percentage membership interest in the Company immediately prior to the consummation of the Merger.

3.4     Release of the Escrowed Shares.  Within 10 Business Days following the two year anniversary of the Closing Date, if there are no Claims against the Escrow Account that have not been finally resolved and paid, the Escrow Agent shall deliver to the Members pro rata in accordance with the Percentage Certification the balance of shares of Parent Common Stock and other property held in the Escrow Account at such time.  If, on the Termination Date there are claims against the Escrow Account that have not been finally resolved, then, within 10 Business Days of the Termination Date, the Escrow Agent shall deliver to the Members the excess, if any, by which the value of the amounts held in the Escrow Account exceed an amount equal to 120% of the amount of any claims against the Escrow Account that have not been finally resolved and paid at such time.  The Parent and the PCT Representative shall provide the Escrow Agent with joint instructions with respect to the amounts to be distributed to each Member after the second anniversary of the Closing Date (and thereafter if shares remain in the Escrow Account after the second anniversary with respect to unresolved claims at such date).  Thereafter, final distributions of the Escrow Account shall be made in accordance with Section 3.1(X)(a), (b), (c) or (d), as applicable.

3.5     Distributions.  Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate.  Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Members pursuant to the terms of this Agreement, the Escrow Agent shall provide the PCT Representative and the Parent with a notice specifying that a distribution will be made and requesting that the PCT Representative update the then current Schedule 1 to this Agreement.  The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein.  Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement to the Members unless it has received from the PCT Representatives an updated Schedule 1 to this Agreement as provided herein.  Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.6     Disputes.  All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the PCT Representative  shall be resolved solely and exclusively as set forth in Section 8.4 of the Merger Agreement by the PCT Representative and the Parent.

Section 4.         Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3.  In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  All such fees and expenses shall be paid by Parent.

Section 5.         Limitation of Escrow Agent’s Liability.

5.1     The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2     Parent and the PCT Representative, acting on behalf of the Members hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder.  This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.         Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7.         Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto.  In such event, Parent may appoint a successor Escrow Agent (acceptable to the PCT Representative, acting reasonably).  If Parent fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Parent and the PCT Representative  as to the transfer of the Escrow Accounts to a successor Escrow Agent.

Section 8.         PCT Representative.

8.1     Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor PCT Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the PCT Representative  to act on behalf of the Members.

Section 9.         Miscellaneous.

9.1     Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2     Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

NeoStem, Inc.
Suite 450
420 Lexington Avenue
New York, NY 10170
Attention:      Catherine Vaczy, Esq.
Facsimile:       _________________

with a copy, which shall not constitute notice, to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ  07068
Attention:      Alan Wovsaniker
Facsimile:       ______________

if to the PCT Representative :

Andrew Pecora
_______________________________
_______________________________
_______________________________
_______________________________
Facsimile:        ______________

with a copy, which shall not constitute notice, to:

Epstein Becker
_______________________________
_______________________________
_______________________________
_______________________________
Attention:        Robert Reif, Esq.
Facsimile:       ______________

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention:        ____________
Facsimile:       ______________

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3     Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4     Counterparts and Exchanges by Facsimile or Other Electronic Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5     Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  No director indirect interest in the Escrow Account or the shares of Parent Common Stock held in the Escrow Account may be sold, assigned, transferred or pledged except by operation of law.

9.7     Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8     Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the PCT Representative  and the Escrow Agent; provided, however, that any amendment executed and delivered by the PCT Representative  shall be deemed to have been approved by and duly executed and delivered by all of the Members.

9.9     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10   Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11   Entire Agreement.  This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12   Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13   [Tax Reporting Information.  Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and the PCT Representative agrees to provide the Escrow Agent with tax identification numbers for each of the Members by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof.  The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service and shall not make any distributions to any Member who has not supplied such Tax Reporting Documentation.]

9.14   Cooperation.  The PCT Representative on behalf of the Members and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the PCT Representative  or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.15   Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)       The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

NEOSTEM, INC., a Delaware corporation

By:
Name:
Title:

PROGENITOR CELL THERAPY, INC.

By:
Name:
Title:

Andrew Pecora, as PCT Representative

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:
Name:
Title:

[Escrow Agreement Signature Page]

SCHEDULE 1

MEMBERS

Percentage Certification Attached.

SCHEDULE 2

ESCROWED SHARES

Number of Escrowed Shares:	11,200,000

Address for distributions to Parent:	NeoStem Inc.
Suite 450
420 Lexington Avenue
New York, New York 10170
Attention: Catherine Vaczy, Esq.

SCHEDULE 3

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:	$________ per month
Additional out of pocket expenses including postage and stationary:	Additional

EXHIBIT A

MERGER AGREEMENT

Exhibit C

NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No. [       ]

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

NEOSTEM, INC.

THIS CERTIFIES that, for value received, [__________]. is entitled to purchase from NEOSTEM, INC., a Delaware corporation (the “Corporation”), subject to the terms and conditions hereof, [__________] shares (the “Warrant Shares”) of common stock, $.001 par value (the “Common Stock”).  This warrant, together with all warrants hereafter issued in exchange or substitution for this warrant, is referred to as the “Warrant” and the holder of this Warrant is referred to as the “Holder.”  The number of Warrant Shares is subject to adjustment as hereinafter provided.  This Warrant shall vest in full and become exercisable on [[________] [__], 2010] [upon achievement of the $7.00 Warrant Condition set forth in Section 8 below] (the “Vesting Date”) and, notwithstanding anything to the contrary contained herein, shall expire at 5:00 p.m. (Eastern Time) on [______], 2017 (the “Termination Date”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger, dated September [_], 2010 by and among the Corporation, NBS Acquisition Company LLC, a wholly-owned subsidiary of the Corporation, and Progenitor Cell Therapy, LLC (as such agreement may be amended from time to time, the “Merger Agreement”).

1.           Exercise of Warrants.  The Holder may, at any time on or after the Vesting Date and prior to the Termination Date, exercise this Warrant in whole or in part at an exercise price per share equal to $[3.00][5.00][7.00]  per share, subject to adjustment as provided herein (the “Exercise Price”), by the surrender of this Warrant (properly endorsed), together with delivery of the Warrant Exercise Form annexed hereto duly completed and executed, at the principal office of the Corporation, or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Exercise Price in lawful money of the United States by certified check or wire transfer for each share of Common Stock being purchased.  Upon any partial exercise of this Warrant, there shall be executed and issued to the Holder a new Warrant in respect of the shares of Common Stock as to which this Warrant shall not have been exercised.  In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof as soon as practicable after the rights represented by this Warrant shall have been so exercised.

2.           Reservation of Warrant Shares.  The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

3.           No Stockholder Rights; No Rights to Net Cash Settled.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation.  In no event may this Warrant be net cash settled.

4.           Transferability of Warrant and Underlying Shares.  Prior to the Termination Date and subject to compliance with applicable Federal and State securities and other laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Corporation by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed for transfer.  The Corporation shall be entitled to require, as a condition of any such transfer, that the Holder and the transferee execute or provide such documents and make such representations and warranties as the Corporation may deem appropriate to evidence compliance with applicable law or otherwise.  None of the Warrant Shares, if issued, may be transferred by the Holder until after the date that is one year after the date of issuance of this Warrant.

5.           Certain Adjustments.  With respect to any rights that Holder has to exercise this Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

(a)           Merger or Consolidation.  If at any time there shall be a merger or a consolidation of the Corporation with or into another entity when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such transaction.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation.

(b)          Reclassification, Recapitalization, etc.  If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c)           Split or Combination of Common Stock and Stock Dividend.  In case the Corporation shall at any time subdivide, redivide, recapitalize, split (forward) or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Exercise Price shall be proportionately reduced and the number of Warrant Shares proportionately increased.  Conversely, in case of a reverse stock split or the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares proportionately reduced.

6.           Compliance with Securities Laws; Legend and Stop Transfer Orders.  Unless the Warrant Shares are subject to an effective registration statement under the Securities Act, upon exercise of any part of the Warrant, (i) the Corporation shall be entitled to require that the Holder make such representations and warranties as may be reasonably required by the Corporation to assure that the issuance of Warrant Shares is exempt from the registration requirements of applicable securities laws and (ii) the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

7.           Redemption of Warrant.  This Warrant is subject to redemption by the Corporation as provided in this Section 7.

(a)           This Warrant may be redeemed, at the option of the Corporation, in whole and not in part, at a redemption price of $.0001 per Warrant (the “Redemption Price”), provided the average closing price of the Common Stock as quoted by Bloomberg, LP., or the Principal Trading Market (as defined below) on which the Common Stock is included for quotation or trading, shall equal or exceed $[5.00][7.00][9.00]1 per share (taking into account all adjustments) for twenty (20) out of thirty (30) consecutive trading days.  [Notwithstanding the foregoing, the Corporation may not redeem this Warrant (a) unless it waives (if then applicable) the last sentence of Section 4 of the Warrant, (b) unless the issuance of the Warrant Shares is registered or there is an effective resale registration statement available to the Holders with respect to the Warrant Shares and (c) unless the $7.00 Warrant Condition has been achieved or the Corporation waives the $7.00 Warrant Condition concurrently with its provision of the Redemption Notice (as defined below).]2

(b)           If the conditions set forth in Section 7(a) are met, and the Corporation desires to exercise its right to redeem this Warrant, it shall mail a notice (the “Redemption Notice”) to the registered holder of this Warrant by first class mail, postage prepaid, at least fourteen (14) business days prior to the date fixed by the Corporation for redemption of the Warrants (the “Redemption Date”).

(c)          The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Warrant certificates shall be delivered and the redemption price paid, and (iv) that the right to exercise this Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed, or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Corporation that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)           Any right to exercise a Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the holder of this Warrant shall have no further rights except to receive, upon surrender of this Warrant, the Redemption Price.

(e)           From and after the Redemption Date, the Corporation shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Corporation by or on behalf of the holder thereof the warrant certificates evidencing this Warrant being redeemed, deliver, or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of this Warrant. From and after the Redemption Date, this Warrant shall expire and become void and all rights hereunder and under the warrant certificates, except the right to receive payment of the Redemption Price, shall cease.

1 The redemption price for the $3.00 Warrants is $5.00.  The redemption price for the $5.00 Warrants is $7.00. The redemption price for the $7.00 Warrants is $9.00.
2 Such clause (c) will be included only in the $7.00 Warrant.

8.           [$7.00 Warrant Condition. The $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least 3 years and in the reasonable judgment of the Corporation’s Board of Directors the manufacturing contracts will be profitable each year during the term of such contracts in accordance with GAAP (the “$7.00 Warrant Condition”).   The $7.00 Warrant Condition will be deemed to have been achieved, and the $7.00 Warrants will vest, upon certification by the Corporation's Board of Directors that all the elements of the $7.00 Warrant Condition have been met, which certification shall be provided as soon as practicable following the presentation by the PCT Representative to the Corporation's Board of Directors of all appropriate supporting documents and materials necessary to determine whether each of the elements of the $7.00 Warrant Condition has been met.]

9.           Miscellaneous.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York.  All the covenants and provisions of this Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder.  Nothing in this Warrant shall be construed to give to any person or corporation other than the Corporation and the holder of this Warrant any legal or equitable right, remedy, or claim under this Warrant.  This Warrant shall be for the sole and exclusive benefit of the Corporation and the Holder.  The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation hereof.  Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction, or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Corporation, if lost, stolen, or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation shall execute and deliver to the Holder a new Warrant of like date, tenor, and denomination.

[10.        Piggyback Registration Rights.  The parties shall provide in a separate mutually acceptable agreement that the Corporation will use reasonable commercial efforts to provide them with piggyback registration rights (standard for an acquisition transaction) commencing after the later of the date one year after the issuance date of the Warrants and the date on which the Form S-4 pursuant to which this Warrant is being registered, as amended, is no longer available with respect to the Warrant Shares.]

[11.        The parties may vary the form of this Warrant so that the Warrants may be issued in book-entry/uncertificated form.]

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officer, this ______ day of ____________ 2010.

NEOSTEM, INC.

Robin L. Smith
Chairman & Chief Executive Officer

WARRANT EXERCISE FORM

To Be Executed by the Holder in Order to Exercise Warrant

To:          NeoStem, Inc.                                                                                        Dated:  ________________ __, 20__
420 Lexington Avenue
Suite 450
New York, New York  10170
Attn:  Chairman and CEO

The undersigned, pursuant to the provisions set forth in the attached Warrant No. ______, hereby irrevocably elects to purchase ____________ shares of the Common Stock of NeoStem, Inc. covered by such Warrant.

☐
The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant.  Such payment takes the form of $__________ in lawful money of the United States.

The undersigned hereby requests that certificates for the Warrant Shares purchased hereby be issued in the name of:

(please print or type name and address)

(please insert social security or other identifying number)

and be delivered as follows:

(please print or type name and address)

(please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, Holder.

Signature of Holder

SIGNATURE GUARANTEE:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form.  Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

______________________________________________________________________________ whose address is

Dated: ________ __, 200_

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:  _______________________________________________

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust corporation.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

Exhibit D
FORM OF OPINION FROM PCT COUNSEL

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinion of counsel to the Progenitor Cell Therapy LLC (the "Company") shall be to the effect that:

1.    The Company and each of its subsidiaries is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware [or conform for any corporations and/or New Jersey entities].

2.    The Company has the requisite power and authority to own its assets and conduct its business as presently conducted and to execute, deliver and perform its obligations under the Merger Agreement and the Escrow Agreement, and to consummate the transactions contemplated thereby.

3.    The Company’s managers and members have taken all action necessary for the authorization, execution and delivery of the Merger Agreement and the Escrow Agreement by the Company and the performance by the Company of its obligations under the Merger Agreement and the Escrow Agreement.

4.    The Merger Agreement and the Escrow Agreement have been duly authorized, executed and delivered by the Company and such agreements constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

5.    The execution and delivery of the Merger Agreement and Escrow Agreement and the Company's performance of its obligations thereunder do not and will not (i) contravene any provision contained in the Certificate of Formation, the PCT LLC Agreement or other organizational documents of the Company or any Subsidiary, (ii) violate the provisions of any law, rule or regulation applicable to the Company or any Subsidiary; (iii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract known to us, (iv) violate any judgment, decree, order or award of any government entity naming the Company or any Subsidiary known to us, (v) to our knowledge result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of any entity within the PCT Group, or (vi) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability known to us of any Person in the PCT Group (except where the result of such acceleration would not cause a Material Adverse Effect).

6.    The authorized equity interests of the Company consist of [       ] membership interests, of which [        ] are outstanding.  All of the equity interests which are issued and outstanding on the date hereof have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights.  None of the equity interests issued by the Company since ______, 2007 were issued in violation of any registration requirements under federal securities laws.  Immediately prior to the Effective Time, the Company validly cancelled in accordance with their terms and without liability to the Company all outstanding options, warrants, or other rights, agreements, or commitments known to us or listed in the schedules to the Merger Agreement to which the Company or any member or other equity holder of the Company is a party or by which any such party is bound obligating the Company or the member or equity holder of the Company to grant, issue, or sell any capital stock or any other equity interest in the Company.

7.    None of the Members have any dissenters or appraisal rights with respect to the Merger or the other transactions contemplated by the Merger Agreement.

8.    Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval or authorization of or designation, declaration, filing with any Governmental Authority or other action on the part of the Company is required in connection with the consummation of the transactions contemplated by the Merger Agreement and the Escrow Agreement.

9.    Upon the filing by the surviving corporation of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under the DLLCA.

10.  To our knowledge, there are no civil, criminal or administrative actions, suits or proceedings which are pending or have been threatened in writing against the Company or any Subsidiary which (a) seek either damages in excess of $25,000 or equitable relief or (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by the Agreement.